                                                    EXHIBIT 2.1








                           RECAPITALIZATION AGREEMENT



                                      Among


                                 ROMACORP, INC.


                             NPC INTERNATIONAL, INC.


                          NPC RESTAURANT HOLDINGS, INC.


                                       and


                         SENTINEL CAPITAL PARTNERS, L.P.





                                 April 24, 1998
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                                TABLE OF CONTENTS
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
ARTICLE 1.
         PURCHASE, SALE AND TERMS OF STOCK AND DEBT SECURITIES....................................................2
                  1.1      Authorization..........................................................................2
                  1.2      Sale of Company Common Stock...........................................................2
                  1.3      Stock Redemption.......................................................................2
                  1.4      Redemption Price Adjustment............................................................3
                  1.5      Purchase and Sale of Real Estate.......................................................5
                  1.6      Letter of Credit; Capitalization Proceeds. ............................................5
                  1.7      Cancellation of Intercompany Payables..................................................6

ARTICLE 2.
         REPRESENTATIONS AND WARRANTIES OF NPC GROUP..............................................................6
                  2.1      Organization; Power and Authority......................................................6
                  2.2      Authorization; Execution and Validity..................................................6
                  2.3      Title to Shares........................................................................6
                  2.4      No Conflict; NPC Group Consents........................................................6
                  2.5      Litigation; Orders.....................................................................7
                  2.6      Brokers................................................................................7

ARTICLE 3.
         REPRESENTATIONS AND WARRANTIES OF NPC GROUP AND COMPANY .................................................7
                  3.1      Organization; Power and Authority......................................................7
                  3.2      Authorization; Execution and Validity..................................................8
                  3.3      Company Common Stock...................................................................8
                  3.4      Capitalization.........................................................................8
                  3.5      Private Sale; Voting Agreements........................................................8
                  3.6      Financial Statements...................................................................8
                  3.7      Absence of Certain Changes.............................................................9
                  3.8      No Conflict; Company Consents.........................................................10
                  3.9      Permits; Compliance with Law..........................................................11
                  3.10     Real Property.........................................................................11
                  3.11     Personal Property.....................................................................12
                  3.12     Suppliers.............................................................................12
                  3.13     Contracts.............................................................................13
                  3.14     Litigation; Orders....................................................................15
                  3.15     Environmental Laws....................................................................15
                  3.16     Intellectual Property.................................................................15
                  3.17     Unions................................................................................16
                  3.18     Employee Benefits.....................................................................17
                  3.19     Tax Matters...........................................................................18
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                  3.20     Brokers...............................................................................19
                  3.21     Powers of Attorney....................................................................20
                  3.22     Guaranties............................................................................20
                  3.23     Transactions With Affiliates..........................................................20
                  3.24     Insurance.............................................................................20
                  3.25     Franchise Matters.....................................................................20

ARTICLE 4.
         REPRESENTATIONS AND WARRANTIES OF INVESTOR..............................................................22
                  4.1      Organization; Power and Authority.....................................................22
                  4.2      Authorization; Execution and Validity.................................................22
                  4.3      No Conflict; Investor Consents........................................................22
                  4.4      Litigation; Orders....................................................................22
                  4.5      Brokers...............................................................................22
                  4.6      Investment Matters....................................................................23

ARTICLE 5.
         COVENANTS OF NPC GROUP AND THE COMPANY..................................................................23
                  5.1      Cooperation by NPC Group and the Company..............................................23
                  5.2      Further Assurances....................................................................23
                  5.3      Governmental Matters..................................................................24
                  5.4      Supplements to Schedules..............................................................24
                  5.5      Cooperation in Rule 144A Offering.....................................................24
                  5.6      Pre-Closing Access to Information.....................................................24
                  5.7      Conduct of Business...................................................................25
                  5.8      Transfer of Stock.....................................................................26
                  5.9      Non-Solicitation......................................................................27
                  5.10     Real Estate...........................................................................27
                  5.11     Re-building or Replacement of Damaged Restaurant......................................28
                  5.12     Exclusivity...........................................................................28
                  5.13     Confidentiality.......................................................................29
                  5.14     Termination of Agreements.............................................................29

ARTICLE 6.
         COVENANTS OF INVESTOR...................................................................................29
                  6.1      Cooperation by Investor...............................................................29
                  6.2      Pre-Closing Access to Information.....................................................29
                  6.3      Further Assurances....................................................................29
                  6.4      Governmental Matters..................................................................30
                  6.5      Notice of Breach......................................................................30
                  6.6      The Rule 144A Offering................................................................30
                  6.7      Non-Solicitation......................................................................31
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
ARTICLE 7.
         MUTUAL COVENANTS........................................................................................31
                  7.1      Tax Matters...........................................................................31
                  7.2      Books and Records.....................................................................34
                  7.3      Certain Consents......................................................................35
                  7.4      Releases..............................................................................35

ARTICLE 8.
         CONDITIONS PRECEDENT TO CLOSING.........................................................................35
                  8.1      Conditions Precedent to Investor's Obligations........................................35
                  8.2      Conditions Precedent to NPC Group's and Company's Obligations.........................36

ARTICLE 9.
         CLOSING.................................................................................................37
                  9.1      Time and Place........................................................................37
                  9.2      Deliveries by NPC Group...............................................................38
                  9.3      Deliveries by Company.................................................................39
                  9.4      Deliveries by Investor................................................................39

ARTICLE 10.
         TERMINATION PRIOR TO CLOSING DATE.......................................................................40
                  10.1     Termination...........................................................................40
                  10.2     Effect of Termination.................................................................41

ARTICLE 11.
         INDEMNIFICATION AND PROCEDURES..........................................................................41
                  11.1     Indemnification by NPC Group..........................................................41
                  11.2     Indemnification by Investor...........................................................41
                  11.3     Notice and Resolution of Claims.......................................................42
                  11.4     Limits on Indemnification.............................................................43
                  11.5     Determination of Loss and Amount......................................................44
                  11.6     Payment...............................................................................45
                  11.7     Other Indemnitees.....................................................................45

ARTICLE 12.
         EMPLOYEE MATTERS........................................................................................45
                  12.1     Employees.............................................................................45
                  12.2     Welfare Benefits......................................................................45

ARTICLE 13.
         MISCELLANEOUS...........................................................................................46
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
                  13.1     Non-Compete Covenant..................................................................46
                  13.2     Severability..........................................................................47
                  13.3     Successors and Assigns................................................................47
                  13.4     Counterparts..........................................................................47
                  13.5     Headings..............................................................................47
                  13.6     Waiver................................................................................47
                  13.7     No Third-Party Beneficiaries..........................................................48
                  13.8     Expenses..............................................................................48
                  13.9     Notices...............................................................................48
                  13.10    Governing Law.........................................................................50
                  13.11    Interpretation........................................................................50
                  13.12    Public Announcements..................................................................51
                  13.13    Specific Performance..................................................................51
                  13.14    Entire Agreement......................................................................51
                  13.15    Amendment.............................................................................51

ARTICLE 14.
         DEFINITIONS.............................................................................................51
                  14.1     Definitions...........................................................................51

EXHIBITS:
         A        --   Registration Rights Agreement
         B        --   Stockholders' Agreement
         C        --   Transitional Financial and Accounting Services Agreement
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                                       iv
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
SCHEDULES:
         1.4.1            --        Adjustment Statement
         3.1              --        Jurisdictions of Foreign Qualification
         3.4              --        Capital Stock or Equity Interests
         3.6.1            --        Financial Statements
         3.6.3            --        Liabilities
         3.7              --        Events Since Balance Sheet Date
         3.8              --        No Conflicts or Consents
         3.9              --        Permits; Compliance with Law
         3.10.1           --        Owned Real Property
         3.10.2           --        Leases
         3.11.2           --        Leased Personal Property
         3.12             --        Suppliers
         3.13(a)          --        Material Contracts
         3.13(b)          --        Material Defaults
         3.14             --        Litigation; Orders
         3.15.1           --        Environmental Permits and Consent Agreements
         3.16.1           --        Owned Intellectual Property
         3.16.2           --        Licenses
         3.17             --        Employment Agreements; Change of Control Obligations; Key
                                    Employees
         3.18.1           --        Employee Benefit Plans
         3.18.5           --        Multiple Employer Plans; Multiemployer Plans; ERISA Liabilities
         3.19.2           --        Tax Returns
         3.19.8           --        Interests in Partnerships and Other Entities
         3.24             --        Insurance
         3.25.1(a)        --        Uniform Franchise Offering Circulars
         3.25.1(b)        --        Franchise Renewal Applications
         3.25.1(c)        --        Franchise Actions
         3.25.3           --        Compliance With Franchise Agreements
         5.9              --        Solicitation
         8.2.5            --        Obligations to be Released
         12.1             --        Management Employees
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                                        v

                                                                  EXECUTION COPY


                           RECAPITALIZATION AGREEMENT

         THIS RECAPITALIZATION AGREEMENT dated as of April 24, 1998 (the "Agreement"), among ROMACORP, INC., a Delaware corporation ("Company"), NPC INTERNATIONAL, INC., a Kansas corporation ("NPC"), NPC RESTAURANT HOLDINGS, INC., a Delaware corporation and wholly-owned subsidiary of NPC ("Holdings," and collectively with NPC, "NPC Group"), and SENTINEL CAPITAL PARTNERS, L.P., a Delaware limited partnership ("Investor").

                              W I T N E S S E T H:

         WHEREAS, Holdings owns 100 shares ("Shares") of common stock, par value $0.01 per share, of Company ("Company Common Stock"), constituting all of the issued and outstanding shares of capital stock of Company;

         WHEREAS, Investor will contribute the Equity Purchase Price (as defined below) to the Company in exchange for shares of the Company Common Stock and such other securities of the Company (collectively, the "Purchase Shares") as Investor shall request pursuant to this Agreement (such purchase, the "Stock Purchase"); provided that the Investor shall hold 90% of the Company Common Stock and Designated Preferred Stock, if any, outstanding after the Recapitalization (without taking into account any potential dilution pursuant to the pool of management options);

         WHEREAS, Investor has proposed, and the Company and NPC Group have agreed, that the Company arrange for the issuance by the Company of high yield debt securities and/or preferred securities pursuant to Rule 144A promulgated pursuant to the Securities Act of 1933, in exchange for approximately $90 million to $100 million (the "Rule 144A Offering");

         WHEREAS, the parties hereto desire that, immediately after the Stock Purchase and the Rule 144A Offering, the Company shall redeem from Holdings, shares (the "Redemption Shares") of Company Common Stock in exchange for the Redemption Price (such redemption, the "Stock Redemption") and Holdings shall retain shares of Company Common Stock and other securities such that immediately after the Closing Holdings shall own 10% of the Company Common Stock and Designated Preferred Stock, if any, outstanding after the Recapitalization (without taking into account any potential dilution pursuant to the pool of management options);

         WHEREAS, the Investor intends to cause the Company to enter into a credit facility with a lender effective on the Closing Date (the "Credit Transaction"), which agreement will be secured by assets of the Company and the Company Affiliates;

         WHEREAS, the Stock Purchase, the Rule 144A Offering, the Stock Redemption and the Credit Transaction are referred to herein as the "Recapitalization"; and

         WHEREAS, it is intended that the Recapitalization be recorded as a recapitalization for financial reporting purposes but the transactions contemplated by this Agreement are not contingent upon such financial reporting treatment.

         NOW, THEREFORE, for good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1.
              PURCHASE, SALE AND TERMS OF STOCK AND DEBT SECURITIES

         1.1 Authorization. Immediately prior to the effectiveness of the Closing, the Company shall have (i) authorized (x) the filing of the Amended and Restated Certificate of Incorporation of the Company, in a form reasonably acceptable to Holdings and Investor (the "Amended Certificate"), and such Amended Certificate shall be duly filed by the Company on or prior to the Effective Date and shall be in full force and effect under the laws of the State of Delaware as of the Effective Date, (y) the adoption of Amended and Restated Bylaws of the Company, in a form reasonably acceptable to Holdings and Investor (the "Amended Bylaws"), and the Amended Bylaws shall be in full force and effect under the laws of the State of Delaware as of the Closing, (ii) the issuance and sale of the Purchase Shares to the Investor, (iii) the issuance and sale of high yield debt or preferred securities pursuant to the Rule 144A Offering, and (iv) the redemption of the Redemption Shares from Holdings.

         1.2 Sale of Company Common Stock. At 11:59 p.m. on the Effective Date, subject to the terms and conditions of this Agreement, the Company shall issue to Investor, and Investor shall purchase, shares of Company Common Stock, or, upon the request of Investor, a combination of Company Common Stock and preferred stock of the Company having rights, preferences and designations requested by Investor ("Designated Preferred Stock"), for an aggregate purchase price of between $20,700,000 and $29,700,000, as determined by the Investor (such finally determined price, the "Equity Purchase Price"); provided that this
Section 1.2, in conjunction with Section 1.3, shall result in Investor owning 90% of the Company Common Stock and Designated Preferred Stock, if any, outstanding immediately following the Recapitalization; provided further that any transfer pursuant to this Section 1.2 to the Investor of shares of Company Common Stock or Designated Preferred Stock, shall be made with certificates which shall be delivered on the Closing Date.

         1.3 Stock Redemption. At the 11:59 p.m. on the Effective Date, subject to the terms and conditions set forth in this Agreement, Holdings agrees that it shall offer for redemption, and the Company shall redeem from Holdings, the Redemption Shares. The price (the "Unadjusted Redemption Price") which the Company shall pay to Holdings for the Redemption Shares shall equal $117,480,909 minus the sum of (x) the aggregate amount of the Adjustment Liabilities and

(y) the lesser of (i) 1/9 of the Equity Purchase Price, and (ii) $3,750,000. In the event that the Company issues to Investor shares of Designated Preferred Stock pursuant to Section 1.2, a number of the shares of Company Common Stock held by Holdings after taking effect of the redemption described in Section 1.3 shall be converted or exchanged for shares of Designated Preferred Stock so that Holdings will have the same ratio of shares of Company Common Stock to shares of Designated Preferred Stock as Investor has immediately after any issuance pursuant to Section 1.2; provided that this Section 1.3, in conjunction with
Section 1.2, shall result in Holdings owning 10% of the Company Common Stock and Designated Preferred Stock, if any, outstanding immediately following the Recapitalization; provided further that any transfer pursuant to this Section
1.3 to the Company or Holdings of shares of Company Common Stock or Designated Preferred Stock, shall be made with certificates which shall be delivered on the Closing Date.

         1.4      Redemption Price Adjustment.

                  1.4.1 Adjustment Statement. As soon as reasonably practicable, but not later than sixty (60) days after the Closing Date, NPC Group shall deliver to Investor (i) the Closing Balance Sheet and (ii) a statement prepared in accordance with Schedule 1.4.1 (the "Adjustment Statement"). Within thirty
(30) days after receipt of the Adjustment Statement, Investor shall inform NPC Group in writing either (a) that the Adjustment Statement is acceptable to Investor or (b) that Investor objects to the Adjustment Statement, which objection, if any, shall set forth in reasonable detail Investor's objections and the basis for those objections (an "Objection Notice"). If Investor so objects, and Investor and NPC Group do not resolve such objections on a mutually agreeable basis within ten (10) business days after NPC Group's receipt of the Objection Notice, the disagreement shall be resolved within an additional period of ten (10) business days by an independent, nationally recognized "big six" accounting firm reasonably acceptable to Investor and Holdings (the "Independent Firm"). If the Investor and Holdings cannot agree on the Independent Firm, each of Investor and Holdings shall be entitled to exclude one of the "big six" firms and the Independent Firm shall be chosen randomly by counsel to Investor and NPC Group from the remaining "big six" firms. The decision of the Independent Firm shall be final and binding upon Investor and NPC Group. Upon the agreement of Investor and NPC Group or the decision of the Independent Firm, or if Investor fails to deliver an Objection Notice to NPC Group within the first thirty (30) day period provided above, the Adjustment Statement (as adjusted, if applicable, by the agreement of Investor and NPC Group or the decision of the Independent
Firm) shall be deemed final. Investor and NPC Group each shall bear the fees, costs and expenses of its own accountants, shall share equally the fees, costs and expenses of the Independent Firm and shall permit each other and each other's accountants access to the books and records reasonably necessary to prepare the Adjustment Statement.

                  1.4.2 Post-Closing Adjustment Procedure. Upon the Adjustment Statement being deemed final in accordance with Section 1.4.1, the Unadjusted Redemption Price shall be adjusted, up or down, as applicable, in an amount equal to the Adjustment Amount set forth on the Adjustment Statement (as so adjusted, the "Adjusted Redemption Price"). To the extent that the Adjusted Redemption Price exceeds the Unadjusted Redemption Price, the Company shall pay to Holdings the difference between such amounts, and to the extent that the Unadjusted Redemption Price exceeds the Adjusted Redemption Price, Holdings shall pay to the Company the difference between such amounts. Any payment required under this Section 1.4.2 shall be made by wire transfer of immediately available funds to the account specified by the party entitled to payment within five (5) business days after the date on which the Adjustment Statement is deemed final in accordance with Section 1.4.1.

                  1.4.3 Payments Relating to Damaged Restaurant and Certain Franchised Restaurants.

                  (a) If the Lease with respect to the New Restaurant and the real estate upon which it sits shall have been extended or redone on terms reasonably acceptable to Investor, including an extension or extensions, or a new term, which shall be at least 15 years in length (including any renewals or extensions which are exercisable at the sole option of the Company), upon the opening to the public for business of the New Restaurant (the "Business Commencement Date"), the Company shall pay to Holdings $1,000,000.

                  (b) As soon as practicable following the end of the 12 consecutive full Fiscal Periods of the Company commencing three full Fiscal Periods following the Business Commencement Date, the Company shall determine the EBITDA of the New Restaurant during such twelve Fiscal Periods (the "New Restaurant EBITDA"). If the New Restaurant EBITDA exceeds $140,252, then the Company shall, within 45 days after the end of the twelfth such Fiscal Period, pay to Holdings an amount equal to the sum of (i) the product of such excess multiplied by 7.13 (such product, the "Variable Amount"), provided that the Variable Amount shall not exceed $683,000, plus (ii) a cost of capital in the amount of 9 percent per annum of the Variable Amount, computed from the Business Commencement Date to the date of payment of the amounts due pursuant to this Section 1.4.3.

                  1.4.4 As soon as practicable, but not later than 30 days after the end of the twelfth full Fiscal Period referred to in clause (b) of Section 1.4.3, the Company shall pay to Holdings the product of (i) 7.13 multiplied by
(ii) the Earnings Amount, which product shall not exceed $3,336,091. The "Earnings Amount" shall equal (A) the sum of (x) the aggregate EBITDA of the Owned Restaurants during the first 12 consecutive full Fiscal Periods after the Closing Date (the "Test Period"), plus (y) the aggregate gross royalties earned by the Company with respect to the Domestic Franchise Restaurants (net of reasonable reserves for uncollectible franchise royalties relating to such Domestic Franchise Restaurants) during the Test Period, plus (z) the aggregate gross royalties earned by the Company with respect to the Foreign Franchise Restaurants (net of reasonable reserves for uncollectible franchise royalties relating to such Foreign Franchise Restaurants) during the Test Period, minus
(B) $4,639,375. At or prior to the payment of amounts required to be paid by this Section 1.4.4, the Company shall deliver to Holdings a calculation of the Earnings Amount prepared in reasonably sufficient detail to verify the accuracy of the Earnings Amount. NPC Group and its agents and representatives, may at reasonable times during normal business hours, and NPC Group's cost, inspect, copy and audit the books and records of the Company solely for the purpose of verifying the calculation of the Earnings Amount (and subject to reasonable confidentiality obligations), and the Company shall, and shall cause the Company Affiliates and their respective agents and representatives to, reasonably cooperate with any such inspection or audit.

                  1.4.5 Any amounts payable by the Company to Holdings pursuant to Sections 1.4.3 and 1.4.4 shall be added to the Adjusted Redemption Price to equal the "Redemption Price".

         1.5 Purchase and Sale of Real Estate. Company and Investor acknowledge that NPC Group has since December 21, 1997, acquired the real estate described on Schedule 1.5, and following the date hereof, may acquire certain other real estate (subject to Section 5.7.2(xi)), in each case which is intended to be used for the benefit of Company. Accordingly, NPC Group shall transfer to Company or its designees and Company or its designees shall accept all such real estate and the buildings, fixtures and equipment located thereon, no later than the time the store to be located thereon is to be opened (but in no event later than nine
(9) months after the Closing), for consideration equal to the difference of (i) the total cost thereof to NPC Group including reasonable closing costs, broker fees and costs, appraisals, environmental audits, recording and filing fees, reasonable attorneys fees and all other reasonable costs, fees and expenses incurred in connection with or as a result of the purchase of such real estate and any construction of any related buildings, fixtures and equipment minus (ii) $1,397,480. Investor shall receive copies of any and all diligence materials, including, but not limited to, copies of any and all appraisals and environmental audits, at least thirty (30) days prior to the expiration of any diligence period contingency or other contingency period referenced in the purchase contracts for such real estate.

         1.6 Letter of Credit; Capitalization Proceeds. At Closing, either (A) the Company shall put in place for a period of 2 years, a letter of credit which shall at any point in time be in a face amount not less than 60% of the Company's maximum obligations under Sections 1.4.3 and 1.4.4 (but ignoring
Section 1.4.3(b)(ii)) for the benefit of Holdings to secure the Company's obligations to Holdings under Sections 1.4.3 and 1.4.4, such letter of credit to be held in escrow pursuant to an escrow agreement reasonably acceptable to the Parties, provided that such escrow agreement shall contain a dispute mechanism consistent with Section 1.4.1 pursuant to which the arbitrator or accounting firm who settles any dispute will have final authority to direct the escrow agent to disbuse funds under the aforementioned letter of credit, or (B) the sum of (a) the net proceeds to the Company of the Rule 144A Offering, (b) 10/9 of the Equity Purchase Price, (c) the net proceeds to the Company of any sale leaseback transactions, (d) the net proceeds to the Company of any other permanent (having at least a 2 year term) financing other than the facility entered into pursuant to the Credit Transaction, shall exceed the sum of (x) $117,480,000, and (y) the fees and expenses payable by the Company at Closing pursuant to Section 13.8, by at least $2,000,000.



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
         1.7 Cancellation of Intercompany Payables. Immediately prior to the Closing, all intercompany payables owed by Company to NPC and its Affiliates shall be contributed to the capital of the Company and become additional equity of the Company.


                                   ARTICLE 2.
                   REPRESENTATIONS AND WARRANTIES OF NPC GROUP

         As a material inducement to the Investor to purchase the Purchase Shares and enter into and otherwise perform this Agreement, NPC and Holdings jointly and severally make the following representations and warranties to
Investor:

         2.1 Organization; Power and Authority. NPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of NPC and Holdings has all corporate power and authority needed to execute, deliver and perform its obligations under this Agreement and the Related Documents and to consummate the transactions contemplated hereby to be consummated by it.

         2.2 Authorization; Execution and Validity. The execution, delivery and performance by each of NPC and Holdings of this Agreement and the Related Documents and the consummation by each of NPC and Holdings of the transactions contemplated hereby and thereby to be consummated by it have been duly authorized by all necessary corporate action. This Agreement and the Related Documents (to which either NPC or Holdings is a party) have been duly and validly executed and delivered by each of NPC and Holdings (as the case may be), constitute valid and binding obligations of each of NPC and Holdings (as the case may be) and are enforceable against each of NPC and Holdings in accordance with their terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

         2.3 Title to Shares. Holdings owns of record and beneficially good, valid and marketable title to the Shares, free and clear of any and all Liens, which Shares constitute all of the issued and outstanding capital stock of the Company. Upon the delivery of and payment for the Redemption Shares at the Closing as provided for pursuant to the terms of this Agreement, the Company will acquire good, valid, and marketable title to such Redemption Shares, free and clear of any Lien.

         2.4 No Conflict; NPC Group Consents. The (i) execution, delivery and performance by each of NPC and Holdings of this Agreement and the Related Documents and (ii) execution, delivery, and performance by each of NPC and Holdings of the agreements, certificates, and instruments to be executed and delivered by each of them pursuant hereto and thereto will not, (a) violate any Law, (b) violate any Charter Document of either NPC or Holdings, (c) violate any

Order to which either NPC or Holdings is a party or by which it is bound or to which the Redemption Shares are subject, (d) require any Consent from any Governmental Authority, except for (x) compliance with the HSR Act, (y) obtaining consents and authorizations required by applicable state and local liquor laws, and (z) actions required to be taken by Investor or Company, (e) breach any material Contract to which either NPC or Holdings is a party or by which it is bound or any other Contract to which the Redemption Shares are subject, or (f) result in the creation of any Lien on any of the Shares.

         2.5 Litigation; Orders. There is no Action by any Person by or before any Governmental Authority that is pending or, to NPC Group's Knowledge, threatened by, against or affecting either NPC or Holdings or any of its respective properties, assets, operations or business which would, if adversely determined, adversely affect either NPC's or Holdings's ability to consummate the transactions contemplated by this Agreement, nor is either NPC or Holdings subject to any Order which would have any such effect.

         2.6 Brokers. No Person (other than Schroder & Co. Inc., whose fee will be paid by NPC Group, except for the fee payable in connection with the financing raised by the Company and Investor in connection with the transactions contemplated by this Agreement) is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of either NPC, Holdings or the Company.


                                   ARTICLE 3.
             REPRESENTATIONS AND WARRANTIES OF NPC GROUP AND COMPANY

         As a material inducement to the Investor to purchase the Purchase Shares and enter into and otherwise perform this Agreement, NPC, Holdings and Company jointly and severally make the following representations and warranties to Investor:

         3.1 Organization; Power and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned, and operated. Company has all corporate power needed to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by it. On or before the Effective Date, the Company will duly adopt and cause to be filed and to become effective the Amended Certificate and the Amended Bylaws each of which will be in effect and binding upon the Company as of the date thereof. Schedule 3.1 indicates all jurisdictions where the nature of the business or the nature of the location of the assets of the Company or any Company Affiliate requires it to be licensed or qualified as a foreign corporation (except where the failure to be so licensed or qualified would not have a Material Adverse Effect) and each of the Company and each Company Affiliate is so licensed or qualified and is in good standing in each jurisdiction set forth on Schedule 3.1.

         3.2 Authorization; Execution and Validity. The execution, delivery and performance by Company of this Agreement and each of the Related Documents to which it is a party and the consummation by Company of the transactions contemplated hereby and thereby to be consummated by it have been duly authorized by all necessary corporate action. This Agreement and each of the Related Documents to which it is a party have been duly and validly executed and delivered by Company, constitute valid and binding obligations of Company and are enforceable against Company in accordance with their terms, except to the extent that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

         3.3 Company Common Stock. The Company Common Stock has been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid, and nonassessable, free and clear of any Liens other than Liens created by the Investor or as otherwise contemplated by this Agreement.

         3.4 Capitalization. The authorized, issued and outstanding capital stock or equity interests of the Company and each of the Company Affiliates immediately prior to the consummation of the Recapitalization is set forth on
Schedule 3.4. All of the outstanding shares of the Company Common Stock and shares of capital stock of the Company Affiliates are validly issued, fully-paid and non-assessable. There are no outstanding options, warrants, rights, agreements, contracts, calls, demands of any character, transfer restrictions (except restrictions imposed by federal and state securities laws), Liens, rights of first offer, rights of first refusal, preemptive or other preferential rights, stock appreciation rights, phantom stock rights, profit participation or similar rights, antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock or equity interests of the Company or any Company Affiliate other than (i) pursuant to this Agreement or the Related Documents or (ii) those that will be extinguished prior to the Closing.

         3.5 Private Sale; Voting Agreements. Subject to the accuracy of the Investor's representations and warranties contained herein, the offer, sale, and issuance of the Purchase Shares do not require registration under the Securities Act or any applicable state securities laws. There are no agreements or understandings with any Person with respect to the voting or transfer of shares of the capital stock of the Company, except as contemplated by this Agreement.

         3.6      Financial Statements.

                  3.6.1 Audited Financial Statements. Schedule 3.6.1 includes:
(a) audited consolidated balance sheets of Company as of March 24, 1996, March 23, 1997, and December 21, 1997, and the related audited consolidated statements of income, retained earnings, and cash flow for the two fiscal years ended March 24, 1996 and March 23, 1997 and the 39 weeks ended December 21, 1997, together with the notes thereto and the report thereon of Ernst & Young. The financial statements described in the previous sentence, (i) are true, correct and complete in all material respects, (ii) are consistent with the books and records of the Company and the Company Affiliates, (iii) present fairly the financial condition, results of operations and cash flows of the Company and the Company Affiliates as of the dates and for the periods indicated, in accordance with GAAP, (iv) will be presented in accordance with GAAP (excluding normal year-end adjustments in the case of the financial statements for the period ended December 21, 1997) and (v) will reflect the application of accounting principles consistent with prior periods subject to (ii) above.

                  3.6.2 Closing Balance Sheet. The unaudited consolidated balance sheet of Company as of the Effective Date (the "Closing Balance Sheet") to be delivered to Investor pursuant to Section 1.4 and the financial statements described in Section 3.6.1, (i) will be true, correct and complete in all material respects, (ii) will be prepared consistent with the books and records of the Company and the Company Affiliates, (iii) will present fairly the financial condition, results of operations and cash flows of the Company and the Company Affiliates as of the dates and for the periods indicated, in accordance with GAAP, (iv) will be presented in accordance with GAAP excluding footnotes and normal year-end adjustments, and (v) will reflect the application of accounting principles consistent with prior periods subject to (ii) above.

                  3.6.3 Liabilities. Company and the Company Affiliates have no material liabilities, whether accrued, absolute, contingent or otherwise, of a type required by GAAP to be included as a liability on an audited balance sheet or described in the notes thereto of Company, other than (i) liabilities which are reflected or reserved against in Company's most recent consolidated balance sheet included in Schedule 3.6.1, (ii) liabilities incurred since the date of the most recent consolidated balance sheet included in Schedule 3.6.1 in the ordinary course of business and (iii) liabilities set forth on Schedule 3.6.3. Except as set forth on Schedule 3.6.3, neither the Company nor any of the Company Affiliates has any indebtedness for borrowed money as of the date hereof.

         3.7 Absence of Certain Changes. Since December 21, 1997 until the Closing Date, and except as expressly set forth on Schedule 3.7, there has been no event or occurrence that has had or would have a Material Adverse Effect. Since December 21, 1997 until the Closing Date (except clauses (b) and (m) which shall only run until the date hereof), and except as expressly set forth on
Schedule 3.7, there has been no (a) material amendment or termination of, or failure to perform by the Company in any material respect under, any Material Contract, Material Lease or material Permit relating to Company or any Company Affiliate other than in the ordinary course of business, (b) material destruction, damage or other loss to any of Company's or any Company Affiliate's assets that is not covered by insurance, (c) sale, lease, license, assignment, or other disposition of any of Company's or any Company Affiliate's assets (tangible or intangible), other than assets sold, leased or otherwise disposed of in the ordinary course of business, (d) material purchase or lease of any assets of the Company or any Company Affiliate, other than assets purchased or leased in the ordinary course of business, (e) incurrence or guaranty by the Company or any Company Affiliate of any Liabilities in excess of $50,000 in the aggregate except for Liabilities incurred in the ordinary course of business consistent with past practices, (f) cancellation, waiver or release by the Company or any Company Affiliate of any debt, claim, or right except in the ordinary course of business consistent with past practices, (g) delay or postponement by the Company or any Company Affiliate of the payment of the accounts payable or other Liabilities outside the ordinary course of business, (h) issuance of any capital stock or other equity securities of the Company or any Company Affiliate or any securities convertible, exchangeable, or exercisable into any such capital stock or other equity securities, (i) declaration, set aside, or payment by the Company or any Company Affiliate of any dividend or distribution with respect to capital stock or redemption, purchase or other acquisition by the Company or any Company Affiliate of any capital stock, (j) occurrence of any of the material assets of the Company or any Company Affiliate, tangible or intangible, becoming subject to any Lien (other than any Permitted Lien) which is not to be released at Closing, (k) capital expenditure or commitment by the Company or any Company Affiliate, or series thereof, involving more than $100,000, individually or in the aggregate, made outside the ordinary course of business, (l) direct or indirect (whether through a foreign subsidiary or otherwise) commitment to invest or investment by the Company or any Company Affiliate in, and neither the Company nor any Company Affiliate owns, any tangible property located in any jurisdiction other than a jurisdiction within the United States of America, (m) write off by the Company or any Company Affiliate as uncollectible of any accounts receivable other than in the ordinary course of business and for amounts not greater than $25,000 individually, or $100,000 in the aggregate, (n) loans or advances by the Company or any Company Affiliate to, guarantees for the benefit of, or any investments in any Person, other than advances to employees in the ordinary course of business that do not exceed $10,000 individually or $25,000 in the aggregate and other than guarantees in the ordinary course of business under NPC's existing loan and credit agreements, (o) payment by the Company or any Company Affiliate to, or execution by the Company or any Company Affiliate of, any agreement, arrangement or transaction with, any Affiliate of the Company (including its officers, directors, or employees), other than payroll and other compensation payments made in the ordinary course of business,
(p) other than the potential accelerated vesting of options to purchase stock of NPC held by employees of the Company on or prior to the Closing, increase by the Company or any Company Affiliate in the compensation of any officer or employee or any other change in the employment terms of any officer or employee, in either case outside the ordinary course of business, (q) material change in any method of accounting or accounting practice of the Company or any Company Affiliate other than as required by GAAP or Law, (r) failure to maintain any material assets (tangible or intangible) of the Company or any Company Affiliate, (s) entry by the Company or any Company Affiliate into any other material transaction other than in the ordinary course of business, or (t) agreement or commitment to take any action described in this Section 3.7.

         3.8 No Conflict; Company Consents. Except as set forth on Schedule 3.8, the execution, delivery and performance by Company of this Agreement or the Related Documents will not (a) violate any Law, (b) violate any Charter Document of Company, (c) violate any material Order to which Company is a party or by which it is bound, (d) require any Consent from any Governmental Authority, except for (i) compliance with the HSR Act, (ii) obtaining consents and authorizations required by applicable state and local liquor laws, and (iii) actions required to be taken by Investor; (e) breach any Material Contract, Material Lease or material

Permit relating to Company or any Company Affiliate, or (f) result in the creation of any Lien on any of the Shares.

         3.9 Permits; Compliance with Law. Each of the Company and the Company Affiliates has all material Permits, franchises, and other rights reasonably required of it to allow it to conduct its business and is not in violation of any Order or of any Law. Except as set forth on Schedule 3.9, the business of each of the Company and the Company Affiliates has been conducted in compliance with all applicable Laws, except where the failure to so comply would not have a Material Adverse Effect.

         3.10     Real Property.

                  3.10.1 Owned Real Property. Schedule 3.10.1 lists the address and legal description of all of the real property owned by Company and each Company Affiliate (the "Owned Real Property"). Except as set forth in Schedule 3.10.1, Company and each Company Affiliate has good, marketable and indefeasible fee simple title to all of its Owned Real Property, free and clear of all Liens (other than Permitted Liens). Schedule 3.10.1 also lists all of the real property subject to Section 1.5 which has been acquired to the date of this Agreement.

                  3.10.2   Leased Real Property.

                  (a) Attached as Schedule 3.10.2 is a list of all leases and subleases as currently in effect (the "Leases") for real property (the "Leased Real Property"; the "Owned Real Property" and the "Leased Real Property" collectively, the "Real Property") to which the Company or any Company Affiliate is a party. Except as set forth on Schedule 3.10.2, the Company or its applicable Company Affiliate has a good and valid leasehold interest in and to all of the Leased Real Property, and the leasehold interest in the Leased Real Property is not subject to any Liens (other than Permitted Liens). Each Lease is in full force and effect and is enforceable in all material respects in accordance with its terms. Neither the Company nor any Company Affiliate is in material default nor are there any conditions which, with the giving of notice, the passage of time or both, would become a material default by the Company or any Company Affiliate under any Lease. NPC Group has previously delivered to the Investor true and complete copies of all the Leases. Except as described on
Schedule 3.10.2, no Consent is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) The Real Property constitutes all of the material real property owned or leased in connection with the business of the Company and the Company Affiliates. Except as set forth on Schedule 3.10.2, other than the Company, the Company Affiliates and lessors under the Leases (and any assignees of such lessors' interests in the Leases), there are no parties in possession or parties having any current or future right to occupy (other than such rights held by future lessees of the Leased Real Property which do not allow such lessees any right to occupy any such Leased Real Property at least until the term of the applicable Leases and any extension period thereof shall have expired) any of the Real Property. The material Real Property is in a condition and repair sufficient and appropriate for the conduct of the business of the Company and the Company Affiliates. The Real Property and all improvements located thereon conform in all material respects to all building, zoning and other laws, ordinances, rules and regulations which are applicable to the Company or the Company Affiliates. There exists no material violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property. All improvements located on the Real Property have access to a public road from such Real Property. No such improvements encroach on land not included in the Real Property. There is no pending or, to NPC Group's Knowledge, threatened condemnation proceeding affecting any portion of the Real Property. There are no outstanding options or rights of first refusal with respect to the purchase or use of any of the Owned Real Property, any portion thereof or interest therein. Except as contemplated by Section 1.5, and other than the leases of the Leased Real Property, neither the Company nor any of the Company Affiliates is obligated to purchase or lease any real property.

         3.11     Personal Property.

                  3.11.1 Owned Personal Property. Company and the Company Affiliates have and will have immediately prior to the Closing, good and marketable title to, or a valid leasehold interest in, all of the personal property used in the conduct of Company's business (other than hardware, software, network equipment, books and records, contract rights and certain other assets relating primarily to NPC's business and the administrative services provided by NPC Management, Inc. but used by or for the benefit of Company), wherever located, free and clear of all Liens, other than Permitted Liens. Such assets and properties, taken as a whole, are free from any material defects, have been maintained in accordance with normal industry practice, are in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which such assets and properties are presently used.

                  3.11.2 Leased Personal Property. Schedule 3.11.2 lists personal property leased to Company and each Company Affiliate (the "Leased Personal Property") pursuant to a Material Lease. All such Material Leases of Leased Personal Property are valid and binding and in full force and effect in all material respects. Since December 21, 1997, there has been no material breach of any such Material Lease by Company or any Company Affiliate, or, to NPC Group's Knowledge, any other Person. The Leased Personal Property, taken as a whole, is free from any material defects, has been maintained in accordance with normal industry practice and is in an operating condition and repair (subject to normal wear and tear) adequate and suitable for the purposes for which it is presently used.

         3.12 Suppliers. Schedule 3.12 lists, as of December 31, 1997, each of the ten largest suppliers or third-party contractors of the Company and the Company Affiliates based on prior twelve month purchases from such suppliers or obligations to such third-party contractors ("Material Suppliers"). Except as listed on Schedule 3.12, (i) no single supplier or third-party contractor is materially important to the business of the Company or any Company Affiliates,
(ii) no Material Supplier has canceled or otherwise terminated, or, to NPC Group's knowledge, threatened to cancel or otherwise terminate, its relationship with the Company or any Company

Affiliates or has during the last 12 months decreased materially, or to NPC Group's Knowledge threatened to decrease or limit materially, its services, supplies, or materials to the Company or any Company Affiliates, and (iii) to the NPC Group's Knowledge, no supplier or third-party contractor has taken any action that would have a material adverse effect on the quality of the goods that it supplies to the Company or any Company Affiliates. To NPC's Knowledge as of the date hereof, the consummation of the Recapitalization will not have a material adverse effect on the relationship of the Company or any Company Affiliates with any such supplier or third-party contractor.

         3.13     Contracts.

         (a) Set forth on Schedule 3.13(a) is a list of each agreement to which the Company or any of the Company Affiliates is a party or by which the Company or any of the Company Affiliates is bound (a complete and correct copy or, if oral, a description of each of which has been delivered to the Investor) (the "Material Contracts"):

                  (i) for the lease of personal property from or to third parties providing for annual lease payments to any single lessor or from any single lessee in excess of $25,000;

                  (ii) for the purchase, distribution or sale of supplies, products or other personal property or for the furnishing or receipt of information or services, in each case that is not terminable within one year and involves more than $25,000;

                  (iii) relating to the acquisition by the Company or any of the Company Affiliates of any entity or all or substantially all of the assets of any Person;

                  (iv) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or pursuant to which a Lien (other than a Permitted Lien) is or may be imposed on any of its tangible or intangible assets (other than any such agreement, arrangement or understanding which is being terminated at or prior to Closing);

                  (v) for the license of Intellectual Property or the payment of royalties (whether as licensee or licensor or payor or payee) or any other agreement providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                  (vi) concerning confidentiality or secrecy other than those agreements which would not prevent the disclosure of any agreement or fact, in either case that is, required to be disclosed by Regulation S-K promulgated by the SEC in connection with the filing of a registration statement filed under the Securities Act or a report filed under the Exchange Act.

                  (vii) purporting to limit the right of the Company or any of the Company Affiliates to compete in any line of business, with any Person or in any geographic area other than franchise agreements and development agreements entered into by the Company in the ordinary course of its business;

                  (viii) with any director, officer, employee, or other Affiliate of the Company or any Company Affiliate (including any involving employment or severance) or any of their respective Affiliates;

                  (ix) relating to indemnification obligations in favor of any Person;

                  (x) under which is created any restriction on the ability of the Company or any of the Company Affiliates to (a) pay dividends or make similar distributions, (b) make loans or advances to any Person, or (c) sell, lease, or transfer any of their respective properties or assets, except in each case for Permitted Liens, or any instrument governing any outstanding debt of the Company or pursuant to which the Company must maintain or not violate any financial covenant (other than any such Lien combining any such restrictions which are terminated on or prior to Closing);

                  (xi) the consequences of a default or termination of which would have a Material Adverse Effect not otherwise set forth on Schedule 3.13(a), Schedule 3.10.1 or Schedule 3.10.2;

                  (xii) otherwise involving the receipt or expenditure of more than $100,000 or not entered into in the ordinary course of business;

                  (xiii) for the purchase or sale of real property, any business or line of business or for any merger or consolidation, other than the agreements contemplated by Section 1.5;

                  (xiv)    relating to joint ventures or partnerships; or

                  (xv) otherwise material to the business of the Company or any of the Company Affiliates taken as a whole.

         None of the foregoing representations and warranties shall be deemed to have been breached by virtue of the entry of the Company or the NPC Group into this Agreement or any of the Related Documents or the consummation of the transactions contemplated in this Agreement or any of the Related Documents.

         (b) Except as set forth on Schedule 3.13(b), neither the Company nor any Company Affiliate is in material default, nor, to the NPC Group's Knowledge, is there any basis for any valid claim of material default, and no event has occurred which, with notice or lapse of time, would constitute a material default, under any agreement, arrangement, or understanding required to be set forth on Schedule 3.13(a) and, except as set forth on Schedule 3.13(b), to the NPC Group's Knowledge, no other Person is in material default under any such agreement. No defaults set forth on Schedule 3.13(b), either individually or in the aggregate, would have a Material Adverse Effect.

         3.14 Litigation; Orders. Except as set forth on Schedule 3.14, there is no materially adverse Action that is pending or, to NPC Group's Knowledge, threatened against or affecting (a) Company, (b) any Company Affiliate, (c) any of the assets or properties of the Company or any Company Affiliate, (d) any officers or directors of Company or any Company Affiliate (which Action arose out of or relates to such officers' or directors' position with the Company or any Company Affiliate), or (e) any of the Shares. Except as set forth on Schedule 3.14, Company and the Company Affiliates are not subject to any materially adverse Order. To the NPC Group's Knowledge, there is no basis for any such Action or Order described in this Section 3.14.

         3.15     Environmental Laws.

                  3.15.1 Compliance. None of the Real Property, the Company or any Company Affiliate has failed to (a) comply with any Environmental Law, (b) maintain in effect and comply with any Permit required by any Environmental Law, or (c) comply with any consent agreement or Order to which it is a party or by which it is bound that relates to any Environmental Law. Schedule 3.15.1 sets forth all of the material Permits required for the conduct of Company's business by any Environmental Law and consent agreements and Orders to which Company and each Company Affiliate is a party or by which Company and each Company Affiliate is bound that relate to any Environmental Law. There is no pending or, to NPC Group's Knowledge, threatened material Action against NPC Group, Company or any Company Affiliate or the Owned Real Property related to any Environmental Law. No underground storage tanks or asbestos-containing material in any form or condition are located on or under the Real Property. Neither Company nor any Company Affiliate has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated the Real Property or any other property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any other Environmental Laws. NPC Group has provided to Investor copies of all environmental, health and safety audits, assessments, analyses, and reports, and any other documents materially bearing on environmental liabilities or obligations of Company or the Company Affiliates, which are in the possession of NPC Group.

                  3.15.2 Exclusivity. Except as set forth in this Section 3.15, NPC Group and Company make no express or implied representation or warranty in this Agreement concerning environmental matters.

         3.16     Intellectual Property.

                  3.16.1 Owned Intellectual Property. Schedule 3.16.1 sets forth a true and complete list of all patented, registered or applied for Intellectual Property. Except as set forth on Schedule 3.16.1, (a) Company or the applicable Company Affiliate owns all right, title and interest in and to, or has a valid and enforceable right to use, all Intellectual Property owned or used by the Company or any Company Affiliates, and such Intellectual Property is all of the Intellectual Property which is necessary for the operation of the respective businesses of the Company and the Company Affiliates as each is currently conducted, (b) Company has an absolute right to use the Intellectual Property owned or used by the Company or the Company Affiliates, (c) to NPC Group's Knowledge, Company and the Company Affiliates have not infringed or misappropriated any Intellectual Property of any other Person and no infringement, or misappropriation will occur as a result of the continued operation of the respective businesses of the Company and the Company Affiliates as currently conducted, (d) as of the date hereof no material Action is pending or, to NPC Group's Knowledge, threatened asserting any such infringement or misappropriation with respect to Intellectual Property of any other Person by Company or any Company Affiliate, (e) the Company and the Company Affiliates have taken reasonable measures to maintain the confidentiality of the processes and formulae, research and development results and other know-how and trade secrets of the Company and the Company Affiliates, the value to which to the Company and the Company Affiliates is contingent upon maintenance of the confidentiality thereof, (f) no claim by any Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or the Company Affiliates has been made, is currently outstanding or to NPC Group's Knowledge, is threatened, and, to NPC Group's Knowledge, there are no grounds for the foregoing.

                  3.16.2 Licenses; Infringement. Other than over-the-counter licenses with a value of less than $1,000, Schedule 3.16.2 sets forth a true and complete list of all licenses and other agreements for Intellectual Property which are owned or used by Company and the Company Affiliates, including, without limitation, software licenses ("Material Licensed Intellectual Property"). All such agreements and licenses are valid and in full force and effect in all material respects and neither the Company nor any of the Company Affiliates is in breach of any of the terms of such licenses and agreements. There is no pending or, to NPC Group's Knowledge, threatened Action against Company or any Company Affiliate contesting its rights to or the validity of any Material Licensed Intellectual Property and to NPC Group's Knowledge no basis therefor exists.

         3.17 Unions. Except as set forth on Schedule 3.17, since December 21, 1997, no executive of the Company or any Company Affiliate and no group of employees of the Company or any Company Affiliate, has terminated, or to the NPC Group's Knowledge, plans to terminate, employment with the Company or any Company Affiliate. There are no collective bargaining or other labor union agreements applicable to any Employees or by which the Company or any Company Affiliate is bound. As of the date hereof, no work stoppage, material grievance, material claim of unfair labor practice, or dispute against Company or any Company Affiliate has occurred within the past five (5) years, is pending or, to NPC Group's Knowledge, threatened, and to NPC Group's Knowledge there is no basis for any of the foregoing. To NPC Group's Knowledge, there is no organizational activity being made or threatened by or on behalf of any labor union with respect to any employees of Company or any Company Affiliate. Set forth on Schedule 3.17 is a list of (i) all agreements between the Company or any of the Company Affiliates and any employee thereof, and (ii) any bonus or special payment obligation of the

Company or any Company Affiliate payable in connection with the sale, acquisition, or change of control of the Company or any Company Affiliate. The executive employees of Company and the Company Affiliates as of the date hereof are set forth on Schedule 3.17 and are deemed for purposes of this Agreement "Key Employees". Schedule 3.17 sets forth the current rate of base compensation, title, and years of service of each of the Key Employees.

         3.18     Employee Benefits.

                  3.18.1 Employee Benefit Plans. Schedule 3.18.1 lists, as of the date hereof, each written pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy (including each ERISA Plan) which currently covers any Employee (each, an "Employee Benefit Plan"). Each Employee Benefit Plan complies in all material respects, and has been operated and administered in all material respects, in accordance with all applicable requirements of all Laws, including ERISA and the Code, and no "reportable event", "prohibited transaction" (as such terms are defined in ERISA and the Code, as applicable) or termination has occurred with respect to any Employee Benefit Plan. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a ruling or determination letter concluding that such Employee Benefit Plan so qualifies, and to NPC Group's Knowledge, no event has occurred, amendment been adopted or action been taken that would cause such Employee Benefit Plan to lose its qualified status. The Company, from and after the Closing Date, will have no obligation or liability with respect to any Employee Benefit Plan. No Employee Benefit Plan is a defined benefit plan subject to Title IV of ERISA or Section 412 of the Code.

                  3.18.2 Records. Company has made available to Investor copies of each Employee Benefit Plan and any amendments thereto and any related trust agreement, funding agreement and insurance contract relating thereto and, if applicable, the summary plan description currently in effect for each Employee Benefit Plan, and all material modifications thereto.

                  3.18.3 Actions. As of the date hereof, there are no Actions pending (other than routine claims for benefits) or, to NPC Group's Knowledge, threatened, with respect to any Employee Benefit Plan.

                  3.18.4 Funding. All contributions required by applicable Law or the Employee Benefit Plan to be made by Company to an Employee Benefit Plan have been made within the time prescribed by the applicable Law or Employee Benefit Plan.

                  3.18.5 Multiemployer Plans and Multiple Employer Plans. Except as set forth in Schedule 3.18.5, (a) no Employee Benefit Plan is a "multiple employer" plan within the meaning of Section 4063 or 4064 of ERISA, (b) no Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or other applicable employee benefit legislation, (c) Company does not have either primary or secondary liability under the provisions of Section 4204 of ERISA or any agreement entered into in accordance with the provisions of that Section and (d) Company has not (i) engaged in any transaction that could result in the imposition of any material liability pursuant to Section 4069 or 4212 of ERISA or (ii) incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, and no event or condition exists with respect to Company that may result in the imposition of any material liability with respect to Investor pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to Employee Benefit Plans.

         3.19     Tax Matters.

                  3.19.1 Taxes. All federal, state and local Tax returns (including returns related to income tax withholding), reports, declarations, information return or statement and forms, including any schedule or attachment thereto ("Returns") relating to Company or any combined, consolidated, affiliated or unitary tax group of which Company is or has been a member (an "Affiliated Group") that were required to be filed prior to the date hereof have been accurately prepared in all material respects and timely filed. Except for Taxes that are being contested in good faith and by appropriate proceeding, the following Taxes have been duly and timely paid: (a) all Taxes shown to be due on the Returns; and (b) all deficiencies and assessments for any material amount of Taxes that are or would become payable by NPC Group or the Company or any Company Affiliate or chargeable as a Lien upon any of Company's assets.

                  3.19.2 None of the NPC Group, the Company or any Company Affiliate currently is the beneficiary of any extension of time within which to file any Return. To the NPC Group's Knowledge, no claim has been made by a Governmental Authority within the last three years in a jurisdiction where NPC Group, the Company or any Company Affiliate does not file Returns that the company so not filing is or may be subject to taxation by that jurisdiction.
Schedule 3.19.2 lists all federal, state, local, and foreign income Returns filed with respect to any of the Company and any Company Affiliate for taxable periods ended on or after December 31, 1994, indicates those Returns that have been audited, and indicates those Returns that currently are the subject of audit or any administrative or judicial proceeding. The NPC Group has delivered to the Investor correct and complete copies of the portion of all federal income Returns directly relating to the Company or any Company Affiliate, and copies of the portion of the examination reports, and statements of deficiencies assessed against or agreed to by any of the Company or any Company Affiliate since December 31, 1994, directly relating to the Company or Company Affiliate. For any return filed by or with respect to the Company or any Company Affiliate, no statute of limitations for a taxable period ending on or before December 31, 1994 remains open and there are no audits, or administrative or judicial proceedings pending relating to such period.

                  3.19.3 None of NPC Group, the Company or any Company Affiliate has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  3.19.4 None of the Company nor any Company Affiliate has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company nor any Company Affiliate has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Since June 8, 1993, the Company has not been a member of an affiliated group filing a consolidated federal income tax Return other than a group the common parent of which is NPC and, since the later of the date the Company was acquired by NPC or the date a Company Affiliate was acquired by the Company, no Company Affiliate has not been a member of an affiliated group filing a consolidated federal income tax Return other than a group the common parent of which is NPC. None of the Company nor any Company Affiliate has any liability for Taxes of any other Person other than of the Company and the Company Affiliates as a transferee or successor.

                  3.19.5 The unpaid Taxes of the Company and each Company Affiliate (A) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the December 21, 1997 balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time and the occurrence of events through the Closing Date in accordance with the past custom and practice of the Company and the Company Affiliates in filing their Returns.

                  3.19.6 None of the Company nor any Company Affiliate will be required to make an adjustment to taxable income under Code Section 481 (or any similar provision of state, local, or foreign law) for any period ending on or after the Closing Date by reason of a voluntary change in accounting method initiated by any or any similar provision of state, local, or foreign law) of the Company or any similar provision of state, local, or foreign law) or any Company Affiliate on or prior to the Closing Date and neither the Internal Revenue Service nor any other governmental authority has initiated or proposed any such change in accounting method.

                  3.19.7 None of the Company nor any Company Affiliate is a "controlled foreign corporation" within the meaning of Code Section 957.

                  3.19.8 Except as set forth in Schedule 3.19.8, none of the Company nor any Company Affiliate owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes.

         3.20 Brokers. No person (other than Schroder & Co. Inc., whose fee payable in connection with the financing raised by the Company and Investor in connection with the transactions contemplated by this Agreement will be paid by Company) is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment from Company for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Company.

         3.21 Powers of Attorney. There are no material outstanding powers of attorney executed on behalf of the Company or any of the Company Affiliates.

         3.22 Guaranties. Except in connection with the collection of bank deposits and instruments in the ordinary course of business and guarantees that are to be released as of the Closing Date, neither the Company nor any of the Company Affiliates is a guarantor or is otherwise liable for any Liability (including indebtedness for borrowed money) of any other Person.

         3.23 Transactions With Affiliates. Other than the Transitional Financial and Accounting Services Agreement, neither the Company nor any Company Affiliate has entered into any agreement, arrangement, or transaction with any of their respective Affiliates other than the Company or Company Affiliates within the past twelve months, and none of their respective Affiliates owns any asset, property, or right, tangible or intangible, that is used in the Company's business that is not to be released or terminated as of the Closing Date.

         3.24 Insurance. Set forth on Schedule 3.24 is a list and summary description of all policies (including scope, duration and amount of coverage) of fire, liability, product liability, worker's compensation and other forms of insurance currently in effect with respect to the Company, the Company Affiliates and their business and assets. Neither the Company nor any of the Company Affiliates is in default with respect to its material obligations under any insurance policy maintained by it, and neither the Company nor any of the Company Affiliates has been denied insurance coverage. To the NPC Group's Knowledge, the insurance coverage of the Company and the Company Affiliates covers risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business. Except as set forth on
Schedule 3.24, the Company and the Company Affiliates do not have any self-insurance or co-insurance programs.

         3.25     Franchise Matters.

                  3.25.1     Offering Circular; Compliance with Franchise Laws.

                  (a) The Company has previously delivered, or made available, to the Investor true and correct copies of the Uniform Franchise Offering Circular ("Circular") of the Company or any Company Affiliates, listed on Schedule 3.25.1(a), in use in the offer and sale by the Company or any Company Affiliates of franchise and area development rights pursuant to the Franchise Agreements, which are required to be delivered by the Company or any Company Affiliates to prospective Franchisees in the United States pursuant to the Rules and Regulations of the Federal Trade Commission (the "Rules") or state law including, without limitation, franchise investment laws, franchise registration and disclosure laws, business opportunity laws, and seller assisted marketing plan laws (the "Franchise Laws"). The Circular complies in all material respects with the requirements of the Rules and applicable Franchise Laws and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                  (b) The Company has previously made available to the Investor true and correct copies of all 1997 renewal applications containing the Circular, as set forth in Schedule 3.25.1(b), required to be filed with the appropriate state authorities in those states where (i) such filings are required for the sale by the Company or any Company Affiliates of franchises or franchise area development rights or (ii) franchise area development rights or franchise rights have been offered for sale by the Company or any Company Affiliates prior to the date hereof. Except as set forth on Schedule 3.25.1(b), each current renewal application has been declared effective in all jurisdictions where the Company or any Company Affiliates are required to file such applications, and there are no stop orders or other proceedings in effect or threatened, which would prohibit or impede the ability of the Company or any Company Affiliates to sell franchise area development rights or franchises in such jurisdictions.

                  (c) The Company and the Company Affiliates have sold or solicited the sale of franchises and franchise area development rights only in compliance with all applicable laws governing such activity, except where the failure to comply would not have a Material Adverse Effect. Except as set forth on Schedule 3.25.1(c), there are no Actions pending or threatened which allege failure to comply by the Company or any Company Affiliates with the Rules or the Franchise Laws.

                  3.25.2 Franchise Agreements. The Company has made available to the Investor all Franchise Agreements now in effect, and neither the Company nor any Company Affiliate is in violation in any material respect of any Franchise Agreement to which it is a party or by which it is bound.

                  3.25.3 Compliance with Franchise Agreements. Except as set forth on Schedule 3.25.3, to NPC Group's Knowledge, no Franchisee is in material violation of any term of any Franchise Agreement between the Franchisee and the Company or any Company Affiliate and no notice of default or termination has been delivered to any Franchisee pursuant to the terms of any Franchise Agreement.

                  3.25.4 Compliance with Certain Laws. The Company and the Company Affiliates are in compliance with and have complied at all times with all applicable laws regulating the relationship of the Company and the Company Affiliates with the Franchisees, except where such non-compliance would not have a Material Adverse Effect.

         3.26 Other Laws. To the NPC Group's Knowledge, neither the Company nor any Company Affiliate has failed to (a) comply in all material respects with any Other Law or (b) maintain in effect and comply in all material respects with any Permit required by any Other Law.

                                   ARTICLE 4.
                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

         As a material inducement to NPC Group to offer for redemption the Redemption Shares and to enter into and otherwise perform this Agreement, Investor makes the following representations and warranties to NPC Group:

         4.1 Organization; Power and Authority. Investor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Investor has all power needed to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by it.

         4.2 Authorization; Execution and Validity. The execution, delivery and performance by Investor of this Agreement and the consummation by Investor of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by Investor, constitutes a valid and binding obligation of Investor and is enforceable against Investor in accordance with its terms, except to the extent that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

         4.3 No Conflict; Investor Consents. The execution, delivery and performance by Investor of this Agreement will not (a) violate any Law, (b) violate any Charter Document of Investor, (c) violate any Order to which Investor is a party or by which it is bound, (d) require any Consent from any Governmental Authority except (i) to comply with the HSR Act,(ii) to obtain consents and authorizations required by applicable state and local liquor laws, and (iii) for actions required to be taken by NPC Group or Company, or (e) breach any material Contract to which Investor is a party or by which it is bound.

         4.4 Litigation; Orders. There is no materially adverse Action that is pending or, to the knowledge of Investor, threatened by, against or affecting Investor or any of its properties, assets, operations or business which would, if adversely determined, have a material adverse effect on Investor's ability to consummate the transactions contemplated by this Agreement, nor is Investor subject to any materially adverse Order which would have any such effect.

         4.5 Brokers. No Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Investor.

         4.6      Investment Matters.

         (a) Investment Intent. Investor is an "accredited investor" as defined in Rule 501 under the Securities Act and is purchasing the Purchase Shares for its own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.

         (b) Acquisition for Investment and Rule 144. Investor understands that the Purchase Shares will not be registered under the Securities Act by reason of a specific exemption from the registration provision of the Securities Act which depends upon, among other things, the bona fide nature of Investor's investment intent as expressed herein. Investor acknowledges that the Purchase Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

         (c) Legal Investment. The purchase of the Purchase Shares by Investor is legally permitted by all applicable Law and all Consents of or designations, declarations or filings in connection with the valid execution and delivery of this Agreement by Investor or the purchase of the Purchase Shares by Investor have been obtained, or will be obtained prior to the Closing Date.


                                   ARTICLE 5.
                     COVENANTS OF NPC GROUP AND THE COMPANY

         5.1 Cooperation by NPC Group and the Company. From the date hereof through the Closing Date, NPC Group and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Investor in connection with the foregoing, including using commercially reasonable efforts to obtain all of the Consents and to satisfy the conditions precedent to the obligations of any party hereto. However, neither NPC Group nor the Company shall have any obligation to make, or cause to be made, any payment to obtain any Consent.

         5.2 Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, NPC Group and the Company shall execute and deliver all instruments and documents and take all other action that Investor may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement. NPC Group shall cause the Company's financial statements for the fiscal year ended March 29, 1998 to be audited and shall deliver such audited financial statements to Investor no later than May 15, 1998.

         5.3      Governmental Matters.

                  5.3.1 HSR Act Compliance. Within five (5) business days after the date hereof, NPC Group shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and shall request early termination of the waiting period thereunder. NPC Group and the Company shall use all commercially reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information. NPC Group and the Company shall cooperate with Investor in such compliance to the extent commercially reasonable.

                  5.3.2 Other Governmental Approvals. NPC Group and the Company shall comply with any other Laws which are applicable to any of the transactions contemplated hereby and pursuant to which government notification or approval of such transaction is necessary. NPC Group and the Company shall cooperate with Investor in any manner reasonably requested by Investor in providing any information about NPC Group which is required for this purpose and in promptly filing, separately or jointly with Investor, any applications for such government notification or approval.

         5.4 Supplements to Schedules. If, to NPC Group's Knowledge, any event occurs or condition changes that causes any of its representations or warranties in this Agreement to be inaccurate or any of its covenants in this Agreement to be breached, NPC Group shall notify Investor thereof in writing. NPC Group may supplement the Schedules to account for any such event or change subject to the consent of the Investor (which consent shall be at the sole discretion of the Investor). If NPC Group gives written notice to Investor of any proposed supplement to the Schedules and Investor fails to deliver a written objection to such proposed supplement within ten (10) days of NPC Group's notice, Investor shall be deemed to have consented to such proposed supplement.

         5.5 Cooperation in Rule 144A Offering. The NPC Group and the Company agree to use all commercially reasonable effects to assist the Investor in the consummation of the Rule 144A Offering. Without limiting the foregoing, NPC shall cause its Chief Financial Officer to cooperate reasonably with Company and Investor to accomplish the foregoing. Such assistance and cooperation shall include assisting in the preparation of the Rule 144A offering memorandum and attending "road show" meetings prior to the Closing.

         5.6 Pre-Closing Access to Information. From the date hereof through the Closing Date, NPC Group and the Company shall afford to Investor, its accountants and its counsel access, in a reasonable manner, upon reasonable notice and at reasonable times, to Robert B. Page, and all of the Key Employees (after prior notice to and consent (which consent shall not be unreasonably withheld) by the NPC Group), properties, books and records of the Company and shall furnish the Investor and its representatives with such financial and operating data and other information concerning the business and properties of the Company and the Company Affiliates as the Investor may from time to time reasonably request (excluding information that is subject to attorney-client privilege, confidentiality agreements or the disclosure of which would violate Law). Investor shall direct all requests for information to:

                  Schroder & Co. Inc.
                  The Equitable Center
                  787 Seventh Avenue
                  New York, New York 10019
                  Attn: Brian Thomas
                  Telephone: (212) 492-7936
                  Facsimile: (212) 492-7033

         5.7      Conduct of Business.

                  5.7.1 Ordinary Course. From the date hereof through the Closing Date, Company shall, and NPC Group shall use commercially reasonable efforts to, cause the Company and the Company Affiliates to: (a) preserve substantially the Company's and the Company Affiliates' relationships with suppliers, customers and Employees; (b) maintain substantially the same amounts and kinds of existing insurance coverage; (c) perform the Company's and the Company Affiliates' obligations under the Material Contracts and material Permits in all material respects; (d) comply with all applicable Laws in all material respects; and (e) carry on the Company's and the Company Affiliates' business in the ordinary course and consistent with past practice.

                  5.7.2 Prohibited Actions. Unless otherwise expressly required or expressly permitted by this Agreement, Company shall not, and NPC Group shall use reasonable efforts to cause the Company or any of the Company Affiliates not to, without the prior written consent of Investor:

                             (i) incur or guaranty any debt in excess of $50,000 in the aggregate, except in the ordinary course of business consistent with past practices and except for the incurrence of intercompany debt;

                             (ii) sell, license, lease, assign or otherwise transfer, or permit the creation of any Lien (other than a Permitted
         Lien) on, any asset (whether tangible or intangible) of the Company or any Company Affiliate, except for any assets sold, licensed, leased, assigned or transferred, or any franchise agreement or franchise development agreement entered into, in the ordinary course of business consistent with past practices;

                             (iii) enter into any material Contract, Material Lease or other material transaction outside the ordinary course of business consistent with past practices;

                             (iv) amend or terminate any Material Contract, Material Lease or material Permit outside the ordinary course of business consistent with past practices;

                             (v) except for customary merit, cost-of-living and promotional increases to Employees in the ordinary course of business consistent with past practices, increase the rate of compensation for any Management Employee;

                             (vi) waive any right, forgive any debt or release any claim, except in the ordinary course of business consistent with past practices;

                             (vii) other than pursuant to the terms hereof, issue any capital stock or other equity securities or any securities convertible, exchangeable, or exercisable into any capital stock or other equity securities;

                             (viii) other than pursuant to the terms hereof, declare, set aside, or pay any dividend or distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock;

                             (ix) fail to protect its interest in or to, or fail to maintain any Intellectual Property, or other intangible asset;

                             (x) make capital expenditures or commitments, or series thereof involving more than an aggregate of $100,000 outside the ordinary course of business consistent with past practices;

                             (xi) purchase or lease any real estate (Investor's consent will not be unreasonably withheld so long as any such purchase or lease of real estate is consistent with past practices);

                             (xii) make any change in any method of accounting or accounting practice, either for Tax or financial accounting purposes except as required by GAAP or Law; or

                             (xiii) agree or commit (in writing or otherwise) to take any of the actions described in Sections 5.7.2(i) through 5.7.2(xii).

                  5.7.3 Investor's Consent. If Company gives written notice to Investor that Company proposes to take any action for which Investor's consent is required under Section 5.7.2 and if Investor has not delivered to Company a written objection to such proposed action within ten (10) days of Company's notice, Investor shall be deemed to have consented to such proposed action.

         5.8 Transfer of Stock. From the date hereof through the Closing Date, the Company shall not, and the NPC Group shall not permit the Company or any Company Affiliate to, record or acknowledge any sale, transfer, assignment, pledge or other disposition of (whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) any interest in any capital stock of the Company or any Company Affiliate.

      5.9 Non-Solicitation. Except as set forth in Schedule 5.9, in consideration of the transactions contemplated hereby and the payment of the Redemption Price, during the period beginning on the date of this Agreement and ending on the second anniversary of the Closing Date (the "Non-Solicitation Period"), neither the NPC Group nor any Affiliate of the NPC Group will directly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or, directly or indirectly, actually hire any officer or employee at, or above, the area general manager level or its equivalent, of the Company and the Company Affiliates (which shall include the Key Employees), or induce or attempt to induce any customer or other business relation of the Company into any business relationship which could reasonably be expected to materially harm the Investor or the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.9 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      5.10 Real Estate. NPC Group shall use commercially reasonable efforts to assist Investor in obtaining the following prior to Closing:

                  (i) Title insurance from a title insurance company selected by the Investor (the "Title Company") insuring at standard rates the Company's or the applicable Company Affiliate's marketable title in and to the Owned Real Property in fee simple, the Company's leasehold estate in any Leased Real Property believed by Investor to be financeable (a "Financeable Leasehold") and, if required, a mortgage lien on the Owned Real Property and each Financeable Leasehold free and clear of all Liens (other than Permitted Liens), defects, claims, leases, rights of possession or other encumbrances (other than the matters disclosed in Schedule 3.10.1 and Schedule 3.10.2), including such endorsements and affirmative coverages as Investor shall reasonably require including without limitation non-imputation endorsements. NPC Group shall provide all such standard form affidavits as the Title Company reasonably shall require in order to afford such coverages.

                  (ii) A survey of each Owned Real Property and each Leased Real Property to which the Company or any Company Affiliate holds a Financeable Leasehold conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACM certified to the Company and the Title Company.

                  (iii)(A) An estoppel certificate from each landlord under a Lease, (B) a consent to the transactions contemplated by this Agreement from each landlord under a Lease described in Schedule 3.10.2 if and to the extent required by the Lease, and (C) a nondisturbance agreement, in each case in form and substance reasonably satisfactory to the Investor, from each mortgagee of any Leased Real Property.

      5.11 Re-building or Replacement of Damaged Restaurant. NPC and the Company shall exercise commercially reasonable efforts to ensure that the Coral Gables Tony Roma's restaurant (Unit Number 3013), located at 2665 SW 37th Avenue, Coral Gables, Florida, which was damaged by fire (the "Damaged Restaurant") is either re-built or replaced on its current site, as required under the terms of the Lease for the Damaged Restaurant (such re-built or replaced Tony Roma's restaurant, the "New Restaurant") and, if re-built from the remains of the Damaged Restaurant, to at least the condition of the Damaged Restaurant immediately prior to the fire which occurred on February 24, 1998, and, if completely reconstructed, to at least the standards maintained in the typical brand new Tony Roma's restaurant, and on a basis consistent with the insurance claim made by the Company with respect to the damage incurred by the Damaged Restaurant in connection with such fire. NPC Group and the Company shall exercise commercially reasonable efforts to ensure that the Lease for the New Restaurant is extended or a new Lease is entered into on terms reasonably acceptable to Investor.

      5.12 Exclusivity. Until this Agreement is terminated by its terms, NPC Group will not (and will not cause or permit any Affiliate, director, officer, trustee, employee, or agent of it or the Company or any Company Affiliate to), directly or indirectly,

                  (i) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any
      (A) liquidation, dissolution or recapitalization of, (B) merger or consolidation with or into, (C) acquisition or purchase of any material asset (or any material portion of the assets) of, or any equity interest in, or (D) similar transaction or business combination involving the Company or any Company Affiliate or any assets of the Company or any Company Affiliate (other than dispositions of obsolete or worn-out assets which are disposed of in the ordinary course of business and dispositions of assets which are replaced with assets of equal or greater value and utility) and ("Sale Transaction"), or

                  (ii) participate in any discussions or negotiations regarding, furnish any information (other than information which is traditionally provided in the ordinary course of the Company's or any Company Affiliate's business to third parties where NPC Group has no reason to believe that such information may be used to evaluate a possible Sale Transaction) with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek a Sale Transaction;

Until this Agreement is terminated by its terms, NPC Group and the Company will notify the Investor if any Person makes any proposal or offer with respect to any of the foregoing and will provide the Investor with reasonable detail regarding such offer.

      5.13 Confidentiality. From the date hereof NPC Group (and NPC Group will cause its Affiliates to comply with this Section 5.13 as well) shall treat and hold as confidential, shall not disclose, and shall refrain from using, any Confidential Information except as expressly permitted under this Agreement (other than disclosures of Confidential Information which is not Intellectual Property and which NPC Group reasonably determines is necessary or advisable to disclose to satisfy its disclosure obligations under applicable securities laws). In the event that NPC Group is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, NPC Group will notify Investor promptly of the request or requirement so that Investor may seek an appropriate protective order or waive compliance with the provisions of this Section 5.13. If, in the absence of a protective order or the receipt of a waiver hereunder, NPC Group, on the advice of counsel, is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, NPC Group may disclose the Confidential Information to the tribunal; provided, that NPC Group shall use its best efforts to obtain, at the reasonable request of Investor, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Investor shall designate.

      5.14 Termination of Agreements. At the request of Investor, NPC Group shall, and NPC Group will cause its Affiliates to, use reasonable efforts to take such actions that would cause the first, second and fifth agreements listed under clause (viii) of Schedule 3.13 to have no further force and effect after the Effective Date, including, if reasonable, the termination of such agreements.


                                   ARTICLE 6.
                              COVENANTS OF INVESTOR

      6.1 Cooperation by Investor. From the date hereof through the Closing Date, Investor shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with NPC Group and Company in connection with the foregoing, including using commercially reasonable efforts to obtain all of the Consents and the Releases and to satisfy the conditions precedent to the obligations of any party hereto.

      6.2 Pre-Closing Access to Information. Investor shall comply with the limitations on the disclosure and use of information set forth in the Confidentiality Agreement with respect to the information that NPC Group and Company provide to Investor in and pursuant to this Agreement. Investor shall not contact any Employee or conduct any soil, groundwater or other environmental sampling in connection with the transactions contemplated hereby without the prior consent of NPC.

      6.3 Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, Investor shall execute and deliver all instruments and documents and take all other action that NPC Group may request, to the extent commercially reasonable, to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

      6.4 Governmental Matters.

            6.4.1 HSR Act Compliance. Within five (5) business days after the date hereof, Investor shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby, and shall request early termination of the waiting period thereunder. Investor shall use all commercially reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information. Investor shall cooperate with NPC Group in such compliance to the extent commercially reasonable, and shall pay the statutory filing fees required by law in connection with the filings required under the HSR Act.

            6.4.2 Other Governmental Approvals. Investor shall comply with any other Laws which are applicable to any of the transactions contemplated hereby and pursuant to which government notification or approval of such transaction is necessary. Investor shall cooperate with NPC Group in any manner requested by NPC Group that is commercially reasonable in providing any information about Investor which is required for this purpose and in promptly filing, separately or jointly with NPC Group, any applications for such government notification or approval. Investor shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

      6.5 Notice of Breach. If at any time on or before the Closing Date, Investor obtains any knowledge (whether through investigation or otherwise) of any fact, condition or event constituting a breach of any representation or warranty of NPC Group and/or Company set forth herein or any document referred to herein, then Investor shall immediately upon obtaining such knowledge inform NPC Group thereof and of such breach; provided that any such knowledge shall not affect the Investor's remedies or NPC Group's indemnification obligations hereunder or otherwise, except as expressly provided in Section 11.4.4.

      6.6 The Rule 144A Offering. Investor shall use its best efforts to cause the successful consummation of the Rule 144A Offering. Investor shall indemnify and hold (i) NPC Group Indemnitees, (ii) NPC's Chief Financial Officer, and
(iii) Company, the Company Affiliates and their respective employees, officers, directors and agents harmless from and against any and all Damages arising out of their participation in or cooperation with the Rule 144A Offering (including those activities contemplated by Section 5.5); provided, however, that Investor shall not be required to provide indemnification for any action or omission that constitutes gross negligence or willful misconduct. The provisions of Section
11.3 shall apply to any such indemnification. Investor shall not alter or amend any of its or the Company's Charter Documents in any respect that would adversely affect the rights of NPC's Chief Financial Officer or any NPC Group Indemnitee to be indemnified and held harmless by Investor. Investor shall also provide contribution, based upon relative fault and relative benefit, to the Persons entitled to be indemnified pursuant to the second sentence of this Section 6.6, for such Damages if such indemnification is not enforceable. Investor shall cause to be procured at Investor's cost, as soon as practicable following the date of this Agreement, and shall cause to be maintained at Investor's cost (provided that such costs shall be paid or reimbursed by the Company on the Closing Date), directors' and officers' liability insurance covering NPC's Chief Financial Officer, only if and to the extent the Investor procures such insurance for any officer of Investor.

      6.7 Non-Solicitation. Except as approved by NPC Group and except for Alan Salts, in consideration of the transactions contemplated hereby and the offer of redemption of the Redemption Shares, during the Non-Solicitation Period, neither Investor nor any Affiliate of Investor (which shall include the Company after the Closing) will directly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or, directly or indirectly, actually hire any officer or employee at, or above, the area general manager level or its equivalent, of NPC Group and its Affiliates (other than of the Company and Company Affiliates). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within with the judgment may be appealed.


                                   ARTICLE 7.
                                MUTUAL COVENANTS

      7.1 Tax Matters. The following provisions shall govern the allocation of responsibility as between Investor and NPC Group for certain tax matters following the Effective Date:

            7.1.1 Returns for Periods Through the Effective Date. NPC Group will include the income of the Company and each Company Affiliate (including any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg. Section 1.1502-14 and any excess loss accounts taken into income under Treas. Reg. Section 1.1502-19) on the NPC Group consolidated federal income Returns (and, if applicable, any consolidated, combined or unitary state or local income Returns) for all periods concluding on or prior to the Effective Date and pay any Taxes attributable to such income. All such Returns shall be prepared in keeping with the Company's past custom and practice, or the past custom and practice of the Company Affiliate, as the case may be. The Company and each Company Affiliate will furnish Tax information to NPC Group for inclusion in such returns for the period which includes the Effective Date in accordance with the Company's past custom and practice unless a contrary treatment is required by Law. The income of the Company and the Company Affiliates will be apportioned to the period up to the Effective Date and the period beginning on and after the Effective Date by closing the books of the Company and each Company Affiliate as of 12:01 a.m. on the Effective Date.

            7.1.2 Tax Periods Ending on or Before the Effective Date. Except as provided in Section 7.1.1 above, NPC Group shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company or any Company Affiliate for all periods ending on or prior to the Effective Date which are filed on or after the Closing Date. Company or such Company Affiliate shall appoint Alan L. Salts as an officer for the sole purpose of executing and filing any such Return.

            7.1.3 Tax Periods Ending After the Effective Date. The Company shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company or any Company Affiliate for Tax periods which end after the Effective Date.

            7.1.4 Cooperation on Tax Matters.

                  (i) Investor, the Company and each Company Affiliate and NPC Group shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this
      Section 7.1.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and each Company Affiliate and NPC Group agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and each Company Affiliate relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Investor or NPC Group, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and each Company Affiliate or NPC Group, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) Investor and NPC Group further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            7.1.5 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company or any Company Affiliate shall be terminated as of the Effective Date and, after the Effective Date, the Company and each Company Affiliate shall not be bound thereby or have any liability thereunder.

            7.1.6 NPC Group Liability and Indemnity. NPC Group shall be responsible for all Federal, state, and local income Taxes of the Company and any Company Affiliate attributable to any taxable period for which NPC Group is responsible to file the Returns pursuant to Sections 7.1.1 and 7.1.2 hereof beginning prior to the Effective Date and ending on or prior to the Effective Date. With respect to any period ending after the Effective Date for which the Company is obligated to file pursuant to Section 7.1.3 hereof, NPC Group shall be responsible for all state and local income Taxes of the Company and any Company Affiliate attributable to the operations for the period ending on or prior to the Effective Date (the "Pre-Sale period") to the extent that such Taxes in the aggregate exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income). The portion attributable to the Pre-Sale Period shall be determined based upon an interim closing of the books as of the beginning of the Effective Date. NPC Group shall indemnify Company and each Company Affiliate for any and all income Taxes for which NPC Group is responsible pursuant to this
Section 7.1.6, as well as any liability for fees, costs and expenses (including reasonable attorneys' fees) arising out of or incident to any proceeding before any taxing authority or any judicial authority with respect to an amount indemnified pursuant to this sentence. NPC Group shall pay to the applicable governmental agency (on behalf of the Company or Company Affiliate), the Company or Company Affiliates, as the case may be, any amount owed by NPC Group under this Section 7.1.6 no later than the due date of the applicable Tax Return (or if paid to the Company or Company Affiliate, no later than fifteen days prior to such due date), or, if later, within fifteen days of receipt of notice of liability from the Company.

            7.1.7 Company Liability and Indemnity. The Company shall indemnify the NPC Group and each member of the Company consolidated group against and hold them harmless from any liability resulting from any Taxes of the Company or any of its Affiliates with respect to any taxable period beginning after the Effective Date and any liability for fees, costs and expenses (including reasonable attorneys' fees) arising out of or incident to any proceeding before any taxing authority or any judicial authority with respect to an amount indemnified pursuant to this sentence.

            7.1.8 Carryback of Net Operating Losses. If Company, or a Company Affiliate, incurs a net operating loss in a taxable period beginning on or after the Effective Date that may be carried back to a consolidated Federal income tax Return of the NPC Group or its consolidated group, the Company or Company Affiliate shall make an election pursuant to section 172(b)(3) of the Code (or comparable state or local law) to relinquish the entire carryback period with respect to any such net operating loss.

            7.1.9 Carryback of Tax Attributes Which Must be Carried Back. If Company, or a Company Affiliate, incurs a net capital loss, business credit or other Tax attribute in a taxable period beginning after the Effective Date that must be carried back to an NPC Group consolidated, combined or unitary Return, Company may file a refund claim or application for adjustment only after receiving the written consent of the NPC Group which may be unreasonably withheld. In the event the NPC Group receives a refund (or credit against Taxes) attributable to such claim or application, the NPC Group shall promptly pay the Company the amount of such refund or credit (including any interest payable thereon by the governmental authority or interest which would have been received from the governmental authority if the Tax had not been credited).

            7.1.10 Survival. Notwithstanding anything in this Agreement to the contrary, the warranties and covenants of the Parties under this Section 7.1 relating to Income Taxes shall survive until the expiration of all applicable statutes of limitation provided that the statute of limitations with respect to the Company or Company Affiliates shall not be extended without NPC's prior consent (which shall not be unreasonably withheld).

      7.2 Books and Records.

            7.2.1 Access. For a period of three (3) years after the Closing, NPC Group and the Company shall each provide the other with commercially reasonable access during normal business hours to its books and records relating to the business of Company (other than books and records protected by the attorney-client privilege, confidentiality agreements or the disclosure of which would violate law) to the extent that they relate to the condition or operation of the business of Company prior to the Closing and are requested by a Party to prepare its Returns, to respond to Third Party Claims or for any other legitimate purpose specified in writing. NPC Group and Investor shall each have the right, at its own expense, to make copies of any such books and records.

            7.2.2 Destruction. None of NPC Group, Company or Investor shall dispose of or destroy any material books and records relating to the business of Company to the extent that they relate to the condition or operation of the business of Company prior to the Closing without NPC Group first offering to turn over possession thereof to Investor, or Investor first offering to turn over possession thereof to NPC Group, by written notice at least thirty (30) days prior to the proposed date of disposition or destruction.

            7.2.3 Confidentiality. Each of NPC Group, Company and Investor may take such action which it deems to be commercially reasonable to separate or redact information unrelated to the business of Company from documents and other materials requested and made available pursuant to this Section 7.2.3 and may condition the other Party's access to documents and other materials that it deems confidential upon the execution and delivery of an agreement by the other Party not to disclose or misuse such information.

            7.2.4 Assistance. Each of NPC Group, Company and Investor shall, upon receipt of a commercially reasonable request in writing and at the requesting Party's expense, make personnel reasonably available to assist in locating and obtaining any books and records relating to the business of Company to the extent that they relate to the condition or operation of the business of Company prior to the Closing and make personnel reasonably available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of any Third Party Claim in which the Party of whom the request is made does not have any adverse interest.

      7.3 Certain Consents. Prior to the Closing, each of NPC Group, Company and Investor will use all commercially reasonable efforts and take such reasonable actions and cooperate with each other as may be necessary to obtain all Consents necessary to effect the transactions contemplated hereby; provided, however, that no Party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such Consent may be required (other than customary transfer fees and governmental filing fees which shall be paid by Investor).

      7.4 Releases. Prior to the Closing, each of NPC Group, Company and Investor will use commercially reasonable efforts and take such commercially reasonable actions and cooperate with the others as may be necessary to obtain all Releases required to be obtained pursuant to this Agreement.


                                   ARTICLE 8.
                         CONDITIONS PRECEDENT TO CLOSING

      8.1 Conditions Precedent to Investor's Obligations. The obligation of Investor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Investor.

            8.1.1 Accuracy of Representations and Warranties. The representations and warranties of NPC, Holdings and Company set forth in this Agreement that are qualified by materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except that to the extent such representations expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

            8.1.2 Performance of Covenants. NPC Group and Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by NPC Group and Company prior to or at the Closing.

            8.1.3 Deliveries. NPC Group shall have delivered to Investor the documents required by Section 9.2 and Company shall have delivered to Investor the documents required by Section 9.3.

            8.1.4 Compliance with HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated.

            8.1.5 Consents and Authorizations. All applicable Consents, Permits and Orders required to consummate the transactions contemplated hereby shall have been obtained.

            8.1.6 Financing. Investor shall have successfully consummated the Rule 144A Offering and obtained all other financing for the transaction contemplated by this Agreement (which shall not include the equity purchase by Investor described in Section 1.2).

            8.1.7 Releases. Company and Company Affiliates shall be released, effective as of the Closing Date, from any and all guarantees it has made or provided in connection with the indebtedness of NPC or its Affiliates other than Company and Company Affiliates.

            8.1.8 No Action. No written notice shall have been received by any Party that any Action is pending or overtly threatened before any Governmental Authority to restrain, prohibit, or collect damages as a result of or otherwise challenge this Agreement or any Related Document or any transaction contemplated hereby or thereby.

            8.1.9 Articles of Incorporation. The Company's Certificate of Incorporation shall have been amended and restated to be in the form of the Amended Certificate. The Amended Certificate shall have been filed with the Secretary of State of Delaware, shall be in full force and effect under the laws of the State of Delaware as of the Closing, and no further amendments or modifications shall have been made to the Company's Certificate of Incorporation.

            8.1.10 Bylaws. The Company's Bylaws shall have been amended and restated in the form of the Amended Bylaws. The Company's Bylaws shall be in full force and effect as of the Closing as so amended and restated and shall not have been further amended or modified.

            8.1.11 Termination of Existing Options, Warrants and Other Rights. Any option, warrant, or other right to purchase the capital stock of the Company or any Company Affiliates pursuant to any employee or director compensation plan or otherwise shall have been exercised, canceled, redeemed, or otherwise terminated on or prior to the Closing Date.

      8.2 Conditions Precedent to NPC Group's and Company's Obligations. The obligation of NPC Group and Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by NPC Group.

            8.2.1 Accuracy of Representations and Warranties. The representations and warranties of Investor set forth in this Agreement that are qualified by materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except that to the extent such representations expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

            8.2.2 Performance of Covenants. Investor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Investor prior to or at the Closing.

            8.2.3 Deliveries. Investor shall have delivered to NPC Group the payments and documents required by Section 9.4.

            8.2.4 Compliance with HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated.

            8.2.5 Releases from Obligations. NPC Group and the Other Affiliates shall be released, effective as of the Closing Date, from any and all further obligation or liability with respect to the obligations listed on Schedule 8.2.5 (the "Releases").

            8.2.6 Consents and Authorizations. All applicable Consents, Permits and Orders required to consummate the transactions contemplated hereby shall have been obtained or applied for.

            8.2.7 No Action. No written notice shall have been received by any Party that any Action is pending or overtly threatened before any Governmental Authority to restrain, prohibit, or collect damages as a result of or otherwise challenge this Agreement or any Related Document or any transaction contemplated hereby or thereby.

            8.2.8 Solvency Opinion. NPC Group shall have received a Solvency Opinion addressed to the Board of Directors of NPC (among others) which shall be substantially similar to any Solvency Opinion delivered to any banks or other lenders party to the Credit Transaction and which provides assurance or conclusions, from which a reasonable person could obtain assurance that the Recapitalization does not result in a violation of either the Delaware fraudulent conveyance statutes or Section 548 of the U.S. Bankruptcy Code.


                                   ARTICLE 9.
                                     CLOSING

      9.1 Time and Place. On the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Kirkland & Ellis, located at Citicorp Center, 153 East 53rd Street, New York, New York 10022-4675 at 10:00 a.m. local time on the first Monday (the "Closing Date") which is at least three (3) Business Days after all of the conditions precedent set forth in
Article 8 have been satisfied or waived by the appropriate Party (or, with respect to conditions to be satisfied on the Closing Date, the appropriate Party has given reasonable assurances to the other Parties that such conditions will be satisfied or waived on the designated date) or at such other time and place as the Parties shall agree upon in writing. The Closing shall be effective as of 11:59 p.m. on the Sunday (the "Effective Date") immediately preceding the Closing Date.

      9.2 Deliveries by NPC Group. At the Closing, NPC Group shall deliver to Investor the following:

            (a) A certificate or certificates representing the Redemption Shares, registered in the name of Holdings, duly endorsed by Holdings for transfer or accompanied by an assignment or assignments of the Shares duly executed by Holdings, free and clear of all Liens;

            (b) Copies of the recorded Charter Documents of NPC, recently certified by the Secretary of State of the State of Kansas and a Certificate of Good Standing of NPC dated within ten (10) business days of the Closing Date issued by the Secretary of State of the State of Kansas;

            (c) A certificate of the Secretary or Assistant Secretary of NPC dated the Closing Date certifying (i) copies of NPC's Charter Documents,
      (ii) resolutions adopted by NPC's board of directors authorizing the transactions contemplated by this Agreement, and (iii) the incumbency and signatures of NPC's officers, all in form and substance reasonably satisfactory to Investor;

            (d) Copies of the recorded Charter Documents of Holdings, recently certified by the Secretary of State of the State of Delaware and a Certificate of Good Standing of Holdings dated within ten (10) business days of the Closing Date issued by the Secretary of State of the State of Delaware;

            (e) A certificate of the Secretary or Assistant Secretary of Holdings dated the Closing Date certifying (i) copies of Holdings's Charter Documents, (ii) resolutions adopted by Holdings's board of directors authorizing the transactions contemplated by this Agreement, and
      (iii) the incumbency and signatures of Holdings's officers, all in form and substance reasonably satisfactory to Investor;

            (f) A certificate of an executive officer of NPC Group dated the Closing Date certifying to the fulfillment of the conditions specified in
      Section 8.1.1 and Section 8.1.2;

            (g) A written opinion addressed to Investor from counsel for NPC Group and Company in form and substance reasonably acceptable to Investor;


            (h) A Registration Rights Agreement in substantially the form annexed hereto as Exhibit A, executed by NPC Group;

            (i) A Stockholders' Agreement in substantially the form annexed hereto as Exhibit B, executed by NPC Group;

            (j) A Transitional Financial and Accounting Services Agreement in substantially the form annexed hereto as Exhibit C, executed by NPC Management, Inc.; and

            (k) Such other documents, instruments and certificates as Investor may reasonably request for the transactions contemplated by this Agreement.

      9.3 Deliveries by Company. At the Closing, Company shall deliver to Investor the following:

            (a) a certificate or certificates representing the Purchase Shares, registered in the name of Investor.

            (b) Copies of the recorded Charter Documents of Company, recently certified by the Secretary of State of the State of Delaware and a Certificate of Good Standing of Company dated within ten (10) business days of the Closing Date issued by the Secretary of State of the State of Delaware;

            (c) A certificate of the Secretary or Assistant Secretary of Company dated the Closing Date certifying (i) Company's Charter Documents and good standing, (ii) the adoption of resolutions by Company's board of directors authorizing the transactions contemplated by this Agreement, and (iii) the incumbency and signatures of Company's officers, all in form and substance reasonably satisfactory to Investor;

            (d) A certificate of an executive officer of Company dated the Closing Date certifying to the fulfillment of the conditions specified in
      Section 8.1.1 and Section 8.1.2;

            (e) A Registration Rights Agreement in substantially the form annexed hereto as Exhibit A, executed by the Company;

            (f) A Stockholders' Agreement in substantially the form annexed hereto as Exhibit B, executed by the Company; and

            (g) An Employment Agreement between Company and Robert B. Page as Chief Executive Officer of Company, in a form reasonably acceptable to Company and Investor.

      9.4 Deliveries by Investor. At the Closing, Investor shall deliver to NPC Group the following:

            (a) The Equity Purchase Price, in the manner required by Section
      1.2;

            (b) Copies of the recorded partnership certificate of Investor, recently certified by the Secretary of State of the State of Delaware and a Certificate of Good Standing of Investor dated within ten (10) business days of the Closing Date issued by the Secretary of State of Delaware;

            (c) A certificate of the general partner of Investor and dated the Closing Date certifying to the fulfillment of the conditions specified in
      8.2.1 and Section 8.2.2;

            (d) A written opinion addressed to NPC Group from counsel for Investor, substantially in form and substance reasonably acceptable to NPC Group;

            (e) A Registration Rights Agreement in substantially the form annexed hereto as Exhibit A, executed by Investor;

            (f) A Stockholders' Agreement in substantially the form annexed hereto as Exhibit B, executed by Investor; and

            (g) Such other documents, instruments and certificates as NPC Group may reasonably request for the transactions contemplated by this Agreement.


                                   ARTICLE 10.
                        TERMINATION PRIOR TO CLOSING DATE

      10.1 Termination. This Agreement may be terminated prior to the Closing Date only as follows:

            (a) By the mutual written consent of NPC Group, Company and Investor;

            (b) By Investor immediately upon written notice to NPC Group, or by NPC Group immediately upon written notice to Investor, if an Order is issued forbidding or enjoining the consummation of the transaction contemplated hereby which has become final and non-appealable; or


            (c) (i) By Investor upon written notice to NPC Group if any of the conditions in Section 8.1 have not been satisfied as of Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Investor to comply with its obligations under this Agreement) and Investor has not waived such condition on or before Termination Date; or (ii) by NPC Group upon written notice to Investor, if any of the conditions in Section 8.2 have not been satisfied as of Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of NPC Group or Company to comply with their respective obligations under this

      Agreement) and NPC Group has not waived such condition on or before Termination Date.

      10.2 Effect of Termination. If this Agreement terminates pursuant to
Section 10.1, none of NPC Group, Company or Investor shall have any liability or obligation to any of the other parties hereunder, other than the confidentiality obligations set forth in the Confidentiality Agreement, and no party shall be liable for Consequential Damages. However, such termination shall not relieve any party of liability for any breach of this Agreement other than Consequential Damages.


                                   ARTICLE 11.
                         INDEMNIFICATION AND PROCEDURES

      11.1 Indemnification by NPC Group. Subject to the other provisions of this
Article 11, from and after the Closing Date, NPC Group shall indemnify and hold Investor, its Affiliates, the Company, and the Company Affiliates and their respective employees, officers, directors and agents (the "Investor Indemnitees") harmless from and against any and all Damages suffered by any Investor Indemnitee arising out of:

            (a) the breach of any representation or warranty made by NPC Group or the Company in this Agreement or in any certificate required to be executed and delivered by NPC Group or the Company at the Closing pursuant to this Agreement;

            (b) the failure of NPC Group to perform any covenant or obligation of NPC Group contained in (x) this Agreement or (y) any other agreement required to be executed and delivered by NPC Group at the Closing pursuant to this Agreement; and

            (c) any matters disclosed on Schedule 3.14 (Litigation) and any other matters which would be required to be disclosed on such Schedule
      3.14 if the representations and warranties contained in Section 3.14 were made as of the Closing Date (which Damages shall not include any deductibles required to be paid with respect to insurance for the foregoing described matters).

Provided that all claims for indemnification under Article 7 relating to Income Taxes will not be subject to this Article 11 but, rather, will be governed exclusively by Section 7.1.

      11.2 Indemnification by Investor. Subject to the other provisions of this
Article 11, from and after the Closing Date, Investor shall indemnify and hold NPC Group, its Affiliates and their respective employees, officers, directors and agents (the "NPC Group Indemnitees") harmless from and against any Damages suffered by any NPC Group Indemnitee arising out of:

            (a) the breach of any representation or warranty made by Investor in this Agreement or in any certificate required to be executed and delivered by Investor at the Closing pursuant to this Agreement; and

            (b) the failure of Investor to perform any covenant or obligation by Investor contained in this Agreement or any other agreement required to be executed and delivered by Investor at the Closing pursuant to this Agreement.

      11.3  Notice and Resolution of Claims.

            11.3.1 Notice. Each person entitled to indemnification pursuant to
Section 11.1 or Section 11.2 (an "Indemnitee") shall promptly give written notice to the party liable for indemnification (the "Indemnifying Party") after obtaining knowledge of any claim that it may have pursuant to this Article 11; provided that the failure to provide reasonably prompt notice shall not extinguish the rights of a Party entitled to indemnification hereunder except to the extent that such failure materially prejudices the dollar amount of any such claim for indemnification or the ability to defend such claim. Such notice shall set forth in reasonable detail the claim and the basis for indemnification.

            11.3.2 Right to Assume Defense. (a) Except as set forth in 11.3.2(b) below, if any claim for indemnity pursuant to this Article 11 shall arise from a claim or Action involving a third party (a "Third Party Claim"), the Indemnitee shall permit the Indemnifying Party to assume its defense. If the Indemnifying Party assumes the defense of such Third Party Claim, it shall take all steps necessary to investigate, defend or settle such Action and shall, subject to
Section 11.4, hold the Indemnitee harmless from and against any and all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Third Party Claim. Without the written consent of the Indemnitee, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Indemnitee by the claimant or plaintiff making the Third Party Claim. The Indemnitee may participate in such defense or settlement through its own counsel, but at its own expense.

            (b) Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party will not be entitled to assume control of such defense if the Indemnitee reasonably concludes that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnitee, but the Indemnifying Party shall have the right to participate in such defense or settlement through its own counsel, at its own expense.

            11.3.3 Failure to Assume Defense. Failure by the Indemnifying Party to notify the Indemnitee of its election to assume the defense of any Third Party Claim within thirty (30) days after its receipt of notice thereof pursuant to Section 11.3.1 shall be deemed a waiver by the Indemnifying Party of its right to assume the defense of such Third Party Claim. In such event, the Indemnitee may defend against such Third Party Claim in any manner it deems appropriate.

The Indemnitee may settle such Third Party Claim or consent to the entry of any judgment with respect thereto, provided that it acts in good faith and in a commercially reasonable manner.

      11.4 Limits on Indemnification.

            11.4.1 Basket. NPC Group shall be liable, in the aggregate, to the Investor Indemnitees for all Damages that are indemnifiable pursuant to Section 11.1(a) only to the extent and in an amount that the aggregate amount of the Damages to all Investor Indemnitees exceeds two percent (2%) of the sum of (x) the Redemption Price and (y) the lesser of (i) 1/9 of the Equity Purchase Price, and (ii) $3,750,000 (the "Basket"); provided that amounts recovered by any Investor Indemnitee as described in clauses 11.4.6(b)(i) and 11.4.6(b)(ii) shall not count against the Basket; provided, further, that this Section 11.4.1 shall not apply to any willful or fraudulent breach of any representation, warranty or other provision of this Agreement or to any breach of an Excluded Representation or any matter described in Section 11.1(c).

            11.4.2 Limit of Liability. The total aggregate liability of NPC Group for any claims for Damages arising under Section 11.1(a) of this Agreement shall not, in the aggregate, exceed ten percent (10%) of the sum of (x) the Redemption Price and (y) the lesser of (i) 1/9 of the Equity Purchase Price, and
(ii) $3,750,000 (the "Cap"); provided that amounts recovered by any Investor Indemnitee as described in clauses 11.4.6(b)(i) and 11.4.6(b)(ii) shall not count against the Cap; provided, further, that this Section 11.4.2 shall not apply to any willful or fraudulent breach of any representation, warranty or other provision of this Agreement, or to any breach of an Excluded Representation or any matter described in Section 11.1(c).

            11.4.3 Survival. Neither NPC Group nor Investor shall have any obligation to indemnify any Indemnitee pursuant to Sections 11.1(a) or 11.2(a) for the breach of any representation or warranty unless such Indemnitee has in good faith commenced an action or suit for such breach prior to the earlier of June 30, 1999 or the date of receipt of the audited financial statements of Company for the fiscal year ending March 28, 1999, in the case of all representations and warranties except the Excluded Representations, in respect of which such action or suit must be commenced (a) within the sixth anniversary of the Closing Date in the case of the representations and warranties set forth in Section 3.19, and (b) at any time with respect to the representations and warranties set forth in Section 2.3.

            11.4.4 Actual Knowledge. Neither Investor, on the one hand, nor NPC Group and the Company on the other hand shall have any liability hereunder for Damages arising from or relating to a breach or inaccuracy of any representation or warranty set forth in this Agreement if the other Party had knowledge on or before the time of Closing of the fact, condition or event constituting such breach or inaccuracy; provided that the Investor shall only be deemed to have had knowledge of facts, conditions or events if such facts, conditions or events are specifically and expressly disclosed in the private offering memorandum prepared pursuant to the Rule 144A Offering. Investor agrees that for purposes of determining materiality in connection with the determination of required disclosures in the private offering memorandum referred to above, Investor shall not take into account receipt of indemnification from NPC Group.

            11.4.5 Prohibited Claims. Notwithstanding any provision to the contrary contained herein, other than as expressly set forth in Section 6.6 hereof, each of the NPC Group Indemnitees hereby agrees that it will not make any claim for indemnification or contribution against the Company pursuant to this Agreement, and it will cause its Affiliates, officers and employees not to make any claim for indemnification or contribution against the Company pursuant to this Agreement, by reason of the fact that such NPC Group Indemnitee was a stockholder, director, officer, employee (other than employees who are employed by the Company after the Closing), or agent of the Company with respect to or in connection with (a) any action, suit, proceeding, complaint, claim, or demand brought by the Company, the Investor, or the Investor Indemnitees against such NPC Group Indemnitee (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise) or (b) any action, suit, proceeding, complaint, claim or demand arising out of or in connection with the redemption of the Redemption Shares, the Recapitalization or the other transactions contemplated by this Agreement.

            11.4.6 Consequential Damages; Mitigation. Neither NPC Group nor Investor shall have any obligation to indemnify any NPC Group Indemnitee or Investor Indemnitee for (a) any Consequential Damages, or (b) any other Damages
(i) that are recovered by the Indemnitee from any third party (including insurers), or (ii) to the extent (and as of and not until the time) such Damages are offset by actual tax savings realized on account of such Damages by the Indemnitee or any of its Affiliates.

            11.4.7 Exclusive Remedy. Except as provided in Section 7.1 with respect to Income Taxes, this Article 11 sets forth the exclusive remedy for monetary damages owing from NPC Group to the Investor Indemnitees and from Investor to NPC Group Indemnitees that arise from the matters described in Sections 11.1 and 11.2, except to the extent limited by applicable securities laws, which, if applied, shall be subject to the Basket and the Cap to the extent permitted by law. Each of the Parties hereby waives any claim or cause of action for monetary damages that it might assert against the other, with respect to the matters described in Sections 11.1 and 11.2, whether under common law or under any Environmental Law or trade regulation or other Law.

      11.5 Determination of Loss and Amount. The determination of whether any Damages have occurred, or the amount of any such Damages (including, without limitation, for purposes of Section 11.4), the representations, warranties, covenants and agreements of the Parties (other than the Excluded Representations and the representations and warranties set forth in Section 3.6.1, Section 3.6.2 and the first sentence of Section 3.7) set forth in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any Party to another Party in connection with this Agreement, will be made without regard to any materiality qualifications set forth therein.

      11.6 Payment. Upon final determination by NPC Group and Investor or by a court of competent jurisdiction that an Indemnitee is entitled to indemnification under this Article 11, the Indemnifying Party shall promptly pay or reimburse, as appropriate, the Indemnitee for any Damages for which it is entitled to be indemnified hereunder. Neither NPC Group nor Investor shall permit any exercise of any right of set-off against the other party until such final determination is made.

      11.7 Other Indemnitees. Investor shall cause the Investor Indemnitees, and NPC Group shall cause NPC Group Indemnitees, to comply with the provisions and to abide by the limitations set forth in this Article 11.


                                   ARTICLE 12.
                                EMPLOYEE MATTERS

      12.1 Employees. Schedule 12.1 lists certain employees of Company who are engaged in management (the "Management Employees") as of the date indicated thereon (which date is not more than thirty (30) days prior to the date hereof), including each such person's name and current position or job classification. Company has provided Investor with a separate, confidential list of wage or salary and bonus information for each Management Employee. On and after the Closing, (a) except as provided in Section 12.2 below, NPC Group shall have no further obligation to provide benefits, or make its benefit plans available, to the Management Employees or other employees of Company, other than the right of certain Management Employees to exercise stock options of NPC after the Closing; and (b) Company shall assume, and hold NPC Group harmless from, all obligations and liabilities to the Company's employees and their dependents under COBRA or similar Laws with respect to occurrences after the Closing Date.

      12.2 Welfare Benefits. (a) NPC Group shall be responsible for providing Company employees and former Company and Company Affiliate employees and their respective beneficiaries and dependents with welfare benefits, including without limitation life insurance, accidental death and dismemberment insurance, business travel accident insurance, hospital, medical, major medical, dental, vision, short-term and long-term disability benefits (such benefits, collectively, "Welfare Benefits"), for claims incurred before the Closing Date. The Company shall be solely responsible for providing Company employees that remain employees of the Company or the Company Affiliates after the Closing Date and their respective beneficiaries and dependents with the Welfare Benefits that are provided under plans to be established by the Company for claims incurred after the Closing Date. Without limiting the generality of the foregoing, NPC Group shall be solely responsible for providing Company and Company Affiliate employees, former Company or Company Affiliate employees and their respective current and former dependents and beneficiaries with all required continuation coverage under Section 601 et seq. of ERISA and Section 4980B of the Code for Qualifying Events (as defined in Section 603 of ERISA and the regulations pertaining thereto) occurring on or prior to the Closing Date. For purposes of this Section 12.2, a claim for a medical, dental or other similar benefit shall be considered to be incurred when the services that are the subject of the claim are performed; a claim for life insurance or other death-related benefits shall be considered to be incurred when the death of the covered individual occurs; and a claim for disability benefits or other income-replacement benefits shall be considered incurred as and when such benefits are payable.

                                   ARTICLE 13.
                                  MISCELLANEOUS


      13.1 Non-Compete Covenant.

            (a) Non-Competition with Business of the Company. Effective upon the Closing, for a period of three (3) years after the date hereof (the "Non-Competition Period"), NPC shall not, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner any person or entity (other than Company and the Company Affiliates) that is in the casual dining rib restaurant business anywhere in the world ("Covered Activities"). Nothing herein shall prohibit NPC from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a publicly traded corporation engaged in Covered Activities, so long as NPC does not actively participate in the management of such corporation.

            (b) Acknowledgment. NPC acknowledges and agrees that (i) the covenants set forth in this Agreement are reasonable in scope, duration, geographic area and in all other respects, (ii) the Investor would not have entered into this Agreement but for the covenants of NPC contained in this
Section 13.1, and (iii) the covenants contained in this Section 13.1 have been made in order to induce the Investor to enter into this Agreement.

            (c) Severability. If a court shall hold that the duration, scope, or area restrictions stated in this Section 13.1 are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope or area. If any provision of this Section 13.1 shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, and such determination shall not be curable by the application of the previous sentence, such provision shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions of this Section 13.1 enforceable. This Section 13.1, as thus amended, shall be enforced to give effect to the intention of the parties insofar as that is possible.

            (d) Remedies. NPC and the Investor acknowledge and agree that money damages would not adequately compensate the Investor if NPC were to breach any of its covenants contained in this Section 13.1 and that the Investor would have no adequate remedy at law. Accordingly, NPC agrees that in the event of any such breach, the Investor shall be entitled, in addition to any other rights and remedies existing in its favor, to enforce its rights under this Section 13.1, not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 13.1 (including the extension of the Non-Competition Period by a period equal to (i) the length of the violation of any of the provisions of this
Section 13.1 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation of any of the provisions of this Section 13.1, the Non-Competition Period (but not NPC's obligations hereunder) shall be tolled during the continuance of any actual breach or violation.

      13.2 Severability. If any provision of this Agreement as applied to any party or to any circumstance shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, (i) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect and (ii) the application of such provision to any other party or to any other circumstance shall not be affected or impaired thereby.

      13.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto; provided, however, that neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto, except that Investor shall have the right to assign all or a portion of its rights hereunder to one or more Persons without the consent of the other parties hereto, which assignment shall not result in a release of any of Investor's obligations or liabilities under this Agreement provided that Investor and each such Person execute and deliver to the other parties an assignment and assumption agreement, in a form reasonably acceptable to NPC. In connection with the arrangement and consummation of the financing contemplated by this Agreement, the NPC Group and the Company hereby consent to Investor's assignment, effective immediately after the Closing, to Investor's financing sources thereunder its rights pursuant to and any claims under this Agreement.

      13.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

      13.5 Headings. The table of contents, captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

      13.6 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a wavier of any other provision hereof. The rights and remedies of the parties are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

      13.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall create or confer upon any person (including but not limited to any Employees), other than the parties hereto or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement, except as expressly provided herein. The Investor Indemnitees and NPC Group Indemnitees are intended third-party beneficiaries of the applicable indemnification and contribution provisions herein.

      13.8 Expenses.

            13.8.1 Except as otherwise expressly provided herein, NPC Group shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own agents, representatives, financial consultants, accountants and legal counsel.

            13.8.2 Except as otherwise expressly provided herein, at the Closing, the Company shall pay all costs and expenses incurred by the Investor or on the Investor's behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of the Investor's agents, representatives, financial consultants, accountants and legal counsel, and fees and expenses incurred in connection with the acquisition of title insurance, surveys and the certificates, consents and nondisturbance agreements set forth in Section 5.10 and any environmental audits or investigations undertaken by the Investor in connection with the Real Property; provided that the costs, fees and expenses paid by the Company pursuant to this Section 13.8.2 shall not be included in the Closing Balance Sheet or the Adjustment Statement.

            13.8.3 Company shall pay at the Closing the audit fees associated with the audited historical financial statements of Company. If the transaction contemplated by this Agreement is not consummated, then NPC Group shall pay that portion of the audit fees, relating to the preparation of the audited financial statements of the Company prepared pursuant to Section 3.6.1 and Section 5.2, which would otherwise be attributable to the normal recurring audit of NPC Group, and Investor shall pay the remaining part of the audit fee; provided, however, that if NPC Group disposes of all or substantially all of the assets or stock of Company, whether through sale or merger, within one year of the date of this Agreement, the purchaser of Company shall reimburse Investor for that portion of the audit fees paid by Investor.

      13.9 Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or other document or communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee, if sent by a nationally-recognized overnight delivery service or (c) when received by the addressee, if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

            If to NPC Group or Company:

                    NPC International, Inc.
                    14400 College Blvd., Suite 201
                    Lenexa, Kansas  66215
                    Attention:Troy D. Cook
                    Telephone:(913) 327-5555
                    Facsimile:(913) 327-5849

                    Romacorp, Inc.
                    9304 Forest Lane, Suite 200
                    Dallas, Texas 75243
                    Attention:Robert B. Page
                    Telephone:(214) 343-7800
                    Facsimile:(214) 343-7725

            with a copy to:

                    John A. Granda, Esq.
                    Stinson, Mag & Fizzell, P.C.
                    1201 Walnut Street, Suite 2800
                    Kansas City, Missouri 64106
                    Telephone:(816) 842-8600
                    Facsimile:(816) 691-3495

            If to Investor:

                    Sentinel Capital Partners, L.P.
                    777 Third Ave., 32nd Floor
                    New York, New York  10017
                    Attention: John F. McCormack
                               David S. Lobel
                    Telephone: (212) 688-3100
                    Facsimile: (212) 688-6513
            with a copy to:

                    Frederick Tanne, Esq.
                    Kirkland & Ellis
                    Citicorp Center
                    153 East 53rd Street
                    New York, New York  10022-4675
                    Telephone:(212) 446-4800
                    Facsimile:(212) 446-4900

or at such other address or facsimile number for such party as shall be specified in writing by that party.

      13.10 Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction, without regard to conflicts of law principles.

      13.11 Interpretation.

            13.11.1 Unless specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."

            13.11.2 Each party hereto is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each party hereby acknowledges that no party has relied or will rely, in respect of this Agreement, the transactions contemplated hereby, upon any document, projections, financial data or other written or oral information previously furnished to or discovered by it or its representatives, other than that information set forth in this Agreement, the Exhibits and Schedules hereto, the documents and instruments required by this Agreement to be delivered at the Closing.

            13.11.3 Any item disclosed in one Section or Schedule shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality and shall not be deemed an admission that any such disclosed matter is or may give rise to a breach of any Contract or violation of any Law.

            13.11.4 No provision of this Agreement shall be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

      13.12 Public Announcements. NPC Group and Investor shall agree on the terms of any press releases or other public announcements and certain other communications related to this Agreement and shall consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such Party's counsel it is required by Law, legal process or the rules of the Nasdaq National Market System to make such disclosure. The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof. In addition, the Parties agree to consult with, and provide commercially reasonable cooperation to, each other with respect to the form and content of any communication to employees, customers, suppliers and others having dealings with NPC Group, Company and Other Affiliates concerning this Agreement and the transactions contemplated thereby through the Closing Date.

      13.13 Specific Performance. The Company and NPC Group acknowledge that money damages would not be a sufficient remedy for any breach by the Company or NPC Group of this Agreement and agrees that the Investor shall be entitled to specific performance and injunctive relief as remedies for any such breach.

      13.14 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto and the Confidentiality Agreement, constitutes the sole understanding of the parties hereto with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all prior agreements and understandings, written and oral, between or among the parties hereto with respect to the subject matter hereof and thereof. No party hereto shall be liable or bound to any other party in any manner by any promises, conditions, representations, warranties, covenants, agreements and understandings, except as specifically set forth herein or therein.

      13.15 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Schedules and Exhibits, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.


                                   ARTICLE 14.
                                   DEFINITIONS

      14.1 Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

            14.1.1 "Accrued Expenses" means unpaid accrued expenses, other than the closure reserve and health and worker's compensation reserves, and intercompany receivables and payables to and from NPC Group and Company.

            14.1.2 "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitrator.

            14.1.3 "Adjusted Redemption Price" shall have the meaning set forth in Section 1.4.2.

            14.1.4 "Adjustment Liabilities" means (i) all indebtedness for borrowed money, including bank lines of credit and the current portion of long term debt of the Company immediately prior to the Closing, and (ii) capital lease financing (as defined by GAAP) and other long term debt of the Company immediately prior to the Closing.

            14.1.5 "Adjustment Statement" shall have the meaning set forth in
Section 1.4.1.

            14.1.6 "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

            14.1.7 "Affiliated Group" shall have the meaning set forth in
Section 3.19.1.

            14.1.8 "Agreement" means this Agreement, together with the Schedules and Exhibits hereto.

            14.1.9 "Amended Bylaws" shall have the meaning set forth in Section 1.1.

            14.1.10 "Amended Certificate" shall have the meaning set forth in
Section 1.1.

            14.1.11 "Basket" shall have the meaning set forth in Section 11.4.1.

            14.1.12 "Business Commencement Date" shall have the meaning set forth in Section 1.4.3.

            14.1.13 "Cap" shall have the meaning set forth in Section 11.4.2.

            14.1.14 "Cash" means cash, cash equivalents and credit card receipts.

            14.1.15 "Charter Documents" means (a) in the case of any corporation, its articles or certificate of incorporation and its by-laws, (b) in the case of any partnership, its partnership agreement and partnership certificate, if any, and (c) in the case of any other Person, its organic and governing documents, as each has been amended or supplemented from time to time.

            14.1.16 "Checks in Excess of Cash Balances" means checks that have been issued for more than the book balance in the account on which it was drawn. All cash accounts of Company shall be combined for purposes of this definition.

            14.1.17 "Circular" shall have the meaning set forth in Section
3.25.1.

            14.1.18 "Closing" means the consummation of the transactions contemplated hereby.

            14.1.19 "Closing Balance Sheet" shall have the meaning set forth in
Section 3.6.2.

            14.1.20 "Closing Date" shall have the meaning set forth in Section
9.1

            14.1.21 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            14.1.22 "Company" shall have the meaning set forth in the first paragraph of this Agreement.

            14.1.23 "Company Affiliates" means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, association, or other business entity gains or losses, or is or controls the managing director or general partner (or Person having like authority) of such partnership, association or other business entity.

            14.1.24 "Company Common Stock" shall have the meaning set forth in the preamble hereto.

            14.1.25 "Confidential Information" means any proprietary or confidential information which relates solely or primarily to the business of the Company or the Company Affiliates.

            14.1.26 "Confidentiality Agreement" means the confidentiality agreement, dated December 11, 1997, between Investor and NPC Group.

            14.1.27 "Consent" means a consent, approval, authorization, waiver or notification from any Person, including any Governmental Authority or third party.

            14.1.28 "Consequential Damages" means (a) Damages arising out of any interruption of business, loss of profits, loss of use of facilities, claims of customers, loss of goodwill or (b) any indirect, incidental or special Damages, but expressly excluding, without limitation, any direct Damages.

            14.1.29 "Contracts" means all contracts, agreements, instruments, leases, licenses, commitments and arrangements, except Permits.

            14.1.30 "Covered Activities" shall have the meaning set forth in
Section 13.1.

            14.1.31 "Damaged Restaurant" shall have the meaning set forth in
Section 5.11.

            14.1.32 "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing.

            14.1.33 "Designated Preferred Stock" shall have the meaning set forth in Section 1.2.

            14.1.34 "Dollars" or "$" means lawful currency of the United States.

            14.1.35 "Domestic Franchise Restaurants" means the franchised Tony Roma restaurants located at 150 N. Hurstbourne Parkway, Louisville, Kentucky, 5300 San Dario Avenue, Suite 278-C, Space #125, Laredo, Texas, 2581 S. Packerland Dr., Green Bay, Wisconsin, 10261 South State Street, Sandy, Utah, 3550 Porsche Way, Ontario, California, 5605 Slide Road, Lubbock, Texas, and 14742 E. Indiana, Spokane Valley Mall, Spokane, Washington.

            14.1.36 "Earnings Amount" shall have the meaning set forth in
Section 1.4.4.

            14.1.37 "EBITDA" means earnings before interest expenses, income taxes, depreciation and amortization at the restaurant level, not including field and general and administrative expenses, determined consistent with prior practices and consistent with the calculation method contained in the by-store EBITDA presentation provided to Investor by Schroder & Co. Inc.) and will not be impacted by any real estate financing transactions that are inconsistent with past practice (including sales leaseback transactions).

            14.1.38 "Effective Date" shall have the meaning set forth in Section 9.1.

            14.1.39 "Employee" means each employee of Company.

            14.1.40 "Employee Benefit Plan" shall have the meaning set forth in
Section 3.18.1.

            14.1.41 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

            14.1.42 "Environmental Laws" means all Laws, all similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning work place health and safety, public health and safety, or pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.

            14.1.43 "Equity Purchase Price" shall have the meaning set forth in
Section 1.2.

            14.1.44 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            14.1.45 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            14.1.46 "Excluded Representations" means the representations and warranties set forth in Section 2.3, Section 3.19 (with respect to Income Taxes only), the third sentence of Section 2.1, the first sentence of Section 2.2, the second sentence of Section 3.1, and the first sentence of Section 3.2.

            14.1.47 "Financeable Leasehold" shall have the meaning set forth in
Section 5.10.

            14.1.48 "Fiscal Period" means one of 12 periods which together constitute the Company's 52 week fiscal year.

            14.1.49 "Foreign Franchise Restaurants" means the franchised Tony Roma restaurants located at (a) Panin Bank Centre, Ground Floor, Jalan Jend, Sudirman, Kavling No. 11, Jakarta 10270, Indonesia, (b) Jalan K.H. Wahid Hasyim, No. 49/51, Jakarta 10350, Indonesia, (c) Dong Hyun B/D 6F, 587-14, Shin Sa-Dong, KangNam-KU, Seoul, South Korea, (d) Dae Ho Bldg B-1, 1451-34 Secho Dong, Secho - ku, Seoul, South Korea, and (e) Myung Dong, 21 Sogong-Dong, Chung-Gu, Seoul, South Korea.

            14.1.50 "Franchise Agreements" means the written agreements with Roma Franchise Corporation (directly or by assignment from the Company) pursuant to which Franchisees have the right to develop and operate Tony Roma's restaurants.

            14.1.51 "Franchise Laws" shall have the meaning set forth in Section 3.25.1.

            14.1.52 "Franchisees" means the Persons who are parties to the Franchise Agreements, other than Roma Franchise Corporation.

            14.1.53 "GAAP" means U.S. generally accepted accounting principles at the time in effect.

            14.1.54 "Governmental Authority" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, any federal, state or local court or tribunal and any arbitrator.

            14.1.55 "Guarantee" means any guarantee, any indemnification obligation and any other contingent obligation to purchase, to provide funds for payment or to supply funds to invest in any Person or otherwise to assure a creditor against loss.

            14.1.56 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

            14.1.57 "Income Tax" means any federal, state or local income, alternative minimum, franchise or other similar Tax, duty, governmental charge or assessment imposed by or on behalf of any Governmental Authority that is based on or measured by income (including, interest and penalties on any of the foregoing).

            14.1.58 "Indemnifying Party" shall have the meaning set forth in
Section 11.3.1.

            14.1.59 "Indemnitee" shall have the meaning set forth in Section 11.3.1.

            14.1.60 "Independent Firm" shall have the meaning set forth in
Section 1.4.1.

            14.1.61 "Intellectual Property" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, recipes, standards for raw materials, packaging, labeling, know-how, manufacturing and production processes and techniques, quality control standards, processes and technical descriptions for the transformation of raw materials into finished products, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights.

            14.1.62 "Inventory" means all inventory and raw materials used by Company.

            14.1.63 "Investor" shall have the meaning set forth in the first paragraph of this Agreement.

            14.1.64 "Investor Indemnitees" shall have the meaning set forth in
Section 11.1.

            14.1.65 "Key Employees" shall have the meaning set forth in Section 3.17.

            14.1.66 "Law" means any federal, state, local or other statute, rule, regulation or ordinance.

            14.1.67 "Lease" shall have the meaning set forth in Section 3.10.2.

            14.1.68 "Leased Personal Property" shall have the meaning set forth in Section 3.11.2.

            14.1.69 "Leased Real Property" shall have the meaning set forth in
Section 3.10.2.

            14.1.70 "Liabilities" shall mean all liabilities and obligations of any kind, nature or description, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, direct or indirect, due or to become due, actual or contingent.

            14.1.71 "Lien" means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title.

            14.1.72 "Management Employee" has the meaning set forth in Section 12.1.

            14.1.73 "Material Adverse Effect" means a material adverse effect on
(a) the business, financial condition or results of operations of Company and the Company Affiliates, taken as a whole, or (b) the ability of NPC Group to consummate the transactions contemplated by this Agreement.

            14.1.74 "Material Contracts" shall have the meaning set forth in
Section 3.13(a).

            14.1.75 "Material Lease" means a Lease or a Personal Property Lease involving a term of more than one (1) year or rental obligations exceeding $25,000 per annum.

            14.1.76 "Material Suppliers" shall have the meaning set forth in
Section 3.12.

            14.1.77 "Net Accounts Receivable" means all accounts receivable, trade receivables, notes receivables and other receivables, which in any case are payable as a result of goods sold or services provided, or billed for, by Company, net of allowance for doubtful accounts.

            14.1.78 "New Restaurant" shall have the meaning set forth in Section 5.11.

            14.1.79 "Non-Competition Period" shall have the meaning set forth in
Section 13.1.

            14.1.80 "NPC" shall have the meaning set forth in the first paragraph of this Agreement.

            14.1.81 "NPC Group" shall have the meaning set forth in the first paragraph of this Agreement.

            14.1.82 "NPC Group Indemnitees" shall have the meaning set forth in
Section 11.2.

            14.1.83 "NPC Group's Knowledge" means the actual knowledge as of the date of this Agreement of O. Gene Bicknell, James Schwartz, Troy Cook, Robert Page, David Short and Alan Salts.

            14.1.84 "Objection Notice" shall have the meaning set forth in
Section 1.4.1.

            14.1.85 "Order" means any order, judgment, injunction, decree, determination or award of any Governmental Authority.

            14.1.86 "Other Affiliates" means Affiliates of Company other than NPC Group.

            14.1.87 "Other Law" means any Law applicable to Company other than an Environmental Law or a law relating to (a) Taxes or (b) ERISA.

            14.1.88 "Owned Real Property" shall have the meaning set forth in
Section 3.10.1.

            14.1.89 "Owned Restaurants" means the Tony Roma restaurants (A) owned or leased, and (B) operated, by the Company or the Company Affiliates located at (a) 11 Shackleford Drive, Little Rock, Arkansas, (b) 1580 E. Merritt Island Causeway, Merritt Island, Florida, (c) 555 N. Stephanie St., Henderson, Nevada, (d) 9920 Leitner Drive, Pineville, North Carolina, (e) 365 N. Congress, Boynton Beach, Florida, (f) 103 Beacon Drive, Greenville, South Carolina, (g) 1635 Wells Road, Orange Park, Florida, (h) 1641 Westgate Circle, Brentwood, Tennessee, (i) 2040 North Rainbow Blvd., Las Vegas, Nevada (j) 16575 Ventura Blvd., Encino, California, and (k) 3300 N.W. 87th Avenue, Miami, Florida.

            14.1.90 "Party" means each of NPC Group, Company and Investor and "Parties" means NPC Group, Company and Investor collectively.

            14.1.91 "Permit" means any permit, license, franchise, certificate (including a certificate of occupancy) registration, authorization or approval issued by a Governmental Authority.

            14.1.92 "Permitted Liens" means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, consistently applied, (b) workers', repairmens' and similar Liens imposed by Law that have been incurred in the ordinary course of business, (c) Liens that do not, individually or in the aggregate, materially impair the occupancy, value or continued use of the property (as currently used) to which they relate, (d) the rights of others to customer deposits, and (e) Liens incurred in the ordinary course of business after the date hereof.

            14.1.93 "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

            14.1.94 Personal Property Leases" means any lease or sublease of personal property.

            14.1.95 "Prepaid Expenses" means all prepaid expenses of Company other than net pre-opening costs.

            14.1.96 "Purchase Shares" shall have the meaning set forth in the preamble to this Agreement.

            14.1.97 "Real Property" shall have the meaning set forth in Section 3.10.2.

            14.1.98 "Recapitalization" shall have the meaning set forth in the preamble to this Agreement.

            14.1.99 "Redemption Price" shall have the meaning set forth in
Section 1.4.5.

            14.1.100 "Redemption Shares" shall have the meaning set forth in the preamble to this Agreement.

            14.1.101 "Related Documents" means the Registration Rights Agreement, the Stockholder's Agreement, and the Transitional Financial and Accounting Services Agreement, in substantially the forms annexed hereto as Exhibits A, B, and C, respectively.

            14.1.102 "Releases" shall have the meaning set forth in Section
8.2.5.

            14.1.103 "Returns" shall have the meaning set forth in Section
3.19.1.

            14.1.104 "Rule 144A Offering" shall have the meaning set forth in the preamble to this Agreement.

            14.1.105 "Rules" shall have the meaning set forth in Section 3.25.1.

            14.1.106 "Securities Act" means the Securities Act of 1933, as amended.

            14.1.107 "Shares" shall have the meaning set forth in the preamble to this Agreement.

            14.1.108 "Stock Purchase" shall have the meaning set forth in the preamble to this Agreement.

            14.1.109 "Stock Redemption" shall have the meaning set forth in the preamble to this Agreement.

            14.1.110 "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental Authority (including interest and penalties thereon).

            14.1.111 "Tax Laws" means the Code and all other Laws relating to Taxes.

            14.1.112 "Termination Date" means sixty (60) days after the date hereof; provided that if Investor is using commercially reasonable efforts to consummate the Rule 144A Offering, then the "Termination Date" shall be ninety
(90) days after the date hereof; provided, further, that if on or before the ninetieth (90th) day after the date hereof a written offering memorandum, circular or other document has been prepared which is intended to be used for purposes of meeting the disclosure requirements of applicable securities law in connection with the Rule 144A offering, and such memorandum, circular or other document has been delivered to prospective investors in connection with such Rule 144A Offering, then the "Termination Date" shall be August 31, 1998.

            14.1.113 "Third Party Claim" shall have the meaning set forth in
Section 11.3.2.

            14.1.114 "Trade Accounts Payable" means any payable for goods or services rendered by a third party vendor or supplier in the ordinary course of business.

            14.1.115 "Unadjusted Redemption Price" shall have the meaning set forth in Section 1.3.

            14.1.116 "Working Capital" means (i) the sum of Cash, Accounts Receivable, Inventory, and Prepaid Expenses, minus (ii) the sum of Trade Accounts Payable, Checks in Excess of Cash Balances, and Accrued Expenses, excluding the closure reserve, and health and worker's compensation reserves, intercompany receivables and payables to and from NPC Group and Company and Company Affiliates and net pre-opening costs; provided that the calculation of Working Capital shall not take into account any payments or obligations of Company related to its obligation to purchase the real estate and related buildings, equipment and fixtures pursuant to Section 1.5.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

                                    ROMACORP, INC.


                                    By: /s/ Troy D. Cook
                                        -----------------------------
                                        Name: Troy D. Cook
                                        Title: Vice-President


                                    NPC INTERNATIONAL, INC.


                                    By: /s/ Troy D. Cook
                                        -----------------------------
                                        Name: Troy D. Cook
                                        Title: Vice-President


                                    NPC RESTAURANT HOLDINGS, INC.


                                    By: /s/ Troy D. Cook
                                        -----------------------------
                                        Name: Troy D. Cook
                                        Title: Vice-President


                                    SENTINEL CAPITAL PARTNERS, L.P.

                                    By   Sentinel Partners, L.P.
                                    Its: General Partner

                                    By:  Sentinel Partners, Inc.
                                    Its: General Partner


                                    By: /s/ David S. Lobel
                                        -----------------------------
                                    Name: David S. Lobel
                                    Title: President